Exhibit 10.64

DATE 3rd October 2001

EXPEDIA INC

and

e-TRX LIMITED

AGREEMENT FOR THE PROVISION OF SERVICES

SCHEDULE 1	Standard Form of Invoice
SCHEDULE 2	The Services
SCHEDULE 3	Service Levels
SCHEDULE 4	Systems
SCHEDULE 5	Fees
SCHEDULE 6	Change Procedure
SCHEDULE 7	Contract Managers and Personnel
SCHEDULE 8	Reporting
SCHEDULE 9	Client Deliverables
SCHEDULE 10	Handover
SCHEDULE 11	Client Trade Mark Guidelines
SCHEDULE 12	Financial Operations Structure
SCHEDULE 13	Tier 1 and Tier 2 Airlines
SCHEDULE 14	MIS Hand Off File for Client
SCHEDULE 15	Tripartite Agreement
SCHEDULE 16	Currently Envisaged Volume of Services
SCHEDULE 17	Contractor Insurance
SCHEDULE 18	PNR Format
ANNEX A	Project Implementation Plan
ANNEX B	Relevant Sections of Operations Manual

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This Agreement is made on and with effect from 3rd October 2001, between:

EXPEDIA INC., (“Client”), a Company registered and organized under the laws of Washington State, USA having its principal place of business at 13810 SE Eastgate Way, Suite 400, Bellevue WA 98005, USA and a place of business in the United Kingdom at 10 Great Pulteney Street, London W1R 3DG; and

e-TRX LIMITED (“Contractor”), (reg.no 3841799) a Company registered and organized under the laws of England having its principal place of business at Sutherland House, Russell Way, Crawley, West Sussex RH10 1UH

WHEREAS:

1.	Contractor is an Internet travel fulfillment provider engaged in the general business of handling en-route changes and ticketing of domestic and international passenger transportation, hotels, car rentals and other ancillary services.

2.	Client manages a travel web site aimed at Internet users located in the United Kingdom (with the URL www.expedia.co.uk) (the “Web Site”) and has developed and/or licensed certain software applications for arranging, planning and reserving air, hotel and car rental transactions and other ancillary services on the Internet.

3.	Client has requested that Contractor provide, and Contractor has agreed to provide, certain travel fulfillment services and other services to Client Customers (as defined below) subject to the terms and conditions of this Agreement.

The parties hereby agree as follows:

1	INTERPRETATION

1.1	In this Agreement, except where the context otherwise requires, the following terms shall have the following meanings:

“Approved Subcontractor”	means a subcontractor of Contractor approved (if so required) by Client in accordance with Clause 24;

“Brand”	means the name ‘Expedia.co.uk’ or any trading name(s) used in substitution for it during the continuance of this Agreement;

“Business Day”	means any day (other than a Saturday) on which commercial banks are open for business in the City of London; banks are open for business in the City of London;

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“Change”	means an actual or proposed change (as the context requires) to all or any part of the Services and/or the terms of this Agreement;

“Change Procedure”	means the procedure under Schedule 6 for identifying, proposing, discussing, evaluating, agreeing and implementing Changes;

“Change of Control”	shall be deemed to occur if a person who presently Controls any company ceases to do so or if another person acquires Control of a company;

“Client Customers”	means any corporate or individual customers of Client who access and/or utilise the Web Site and/or receive the benefit of the Services during the continuance of this Agreement;

“Client Customer Data”	means any data collected, assembled, selected or compiled by Contractor or any Approved Subcontractor as part of the Services which relate to Client Customers;

“Client Designated Employee”	means any employee(s), officer(s) or agent(s) of Client who is (are) designated by Client from time to time, and of whom Contractor has been notified in writing, as being responsible for monitoring the performance of the Services on behalf of Client, managing the relationship on a day to day basis between Client and Contractor in relation to the Services and/or being Contractor’s principal point of contact at Client for matters arising out of, or in connection with, this Agreement;

“Client Owned Equipment”	means the Equipment listed in Part B of Schedule 9 and any other equipment that is specifically paid for by Client (owned, leased from third parties or otherwise obtained) which is identified specifically in writing between the parties as the assets of Client;

“Commencement Date”	means 20th October 2001 ;

“Contractor Designated	means the employee or officer of Contractor who is designated

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“Employee”	by Contractor from time to time, and of whom Client has been notified in writing, as being responsible for the Services on behalf of Contractor, managing the relationship on a day to day basis between Client and Contractor in relation to the Services and being Client’s principal point of contact at Contractor for matters arising out of or in connection with this Agreement;

“Contractor Staff	means any employees, consultants, agents or subcontractors who are assigned by Contractor or any Approved Subcontractor from time to time for the purposes of performing Contractor’s obligations under this Agreement;

“Control”	means the ownership by the controlling person of 50% or more of the securities of the controlled person or the possession by the controlling person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled person, whether through ownership of stock, by contract or otherwise and “Controlled” shall be construed accordingly;

“Designated Employee(s)”	means the Contractor Designated Employee and/or the Client Designated Employee as the circumstances require;

“Employment Liabilities”	means all actions, proceedings, costs (including legal costs), losses, damages, fines, compensation, awards, demands, orders, expenses and liabilities connected with or arising from any claim alleging a breach of any law, statute, directive, regulations or code of practice relating to or in connection with (1) the employment of employees and their health and safety at work or (2) the use or engagement of temporary workers, agency workers or other individual workers where the relationship is not one of employment, and their health and safety at work;

“e-Ticket”	means an electronic reference code which substitutes a paper passenger air ticket;

“Financial Operations Structure”	means the structure agreed by Contractor and Client in the form set out in Schedule 12;

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“Good Industry Practice”	means the best standards of performance reasonably expected in the ticketing fulfillment industry;

“Group”	means in relation to any company, that company and every other company which is for the time being a subsidiary or holding company of that company or a subsidiary of any such holding company within the meaning of S.736 of the Companies Act 1985;

“Handover”	means the handover process in respect of all or any element of the Services (as the case may be), as described in Clause 13 and Schedule 10;

“Hogg Robinson”	means the company called Hogg Robinson (Travel) Limited incorporated in England (Registration Number 01284358) having its registered office at Abbey House, 282 Farnborough Road, Farnborough, Hampshire, GU14 7NJ;

“Initial Term”	means the period of four (4) years from the Commencement Date or such shorter period as is implemented pursuant to Clause 11.3;

“Intellectual Property”	means copyright, database rights, registered design rights, unregistered design rights, patents, patent applications, inventions, know how, trade and business names, trade secrets, logos and devices, trade dress, house styles, look and feel, service styles, trade marks and service marks (whether registered or unregistered), rights in domain names, confidential information, privacy rights, moral rights, source code, object code, designs, models or programs, and supporting documentation, and all other similar rights arising anywhere in the world in all cases whether subsisting now or at any time in the future;

“Operations Centre”	means the operations centre based at Pegasus House, 17 Burleys Way, Leicester, LE1 3BH, or such other location(s) as may be agreed between the parties from time to time;

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“Operations Manual”	means the operations manual for the Services which is to be finalised, and which may subsequently be amended, by the parties in each case in accordance with the Change Procedure, the relevant sections of which are set out at Annex B;

“Project Implementation Plan”	means the plan set out at Annex A;

“Services”	means the services to be provided by Contractor as set out in Schedule 2 (as such Schedule may be varied from time to time in accordance with this Agreement including the Change Procedure);

“Service Credits”	means credits payable by Contractor to Client for failure to perform to Service Levels, as set out in Schedule 3;

“Service Levels”	means the standards for the performance of the Services for the duration of this Agreement as described in Schedule 3 (as such Schedule may be varied from time to time in accordance with this Agreement including the Change Procedure);

“Successor Service Provider”	means any person, company, firm or other business entity who does or may provide (as the context requires) to Client services of the same or substantially similar nature to the Services hereunder in immediate or proximate succession to Contractor (including Client where the provisions of the Services is continued by Client following the termination of this Agreement);

“Thomas Cook”	means Thomas Cook Retail Limited, an English Company (Registered Number 918380) having its registered address at Thomas Cook Retail Park, Conningsby Road, Peterborough, PE3 8SB;

“Trading Record”	means the record of all trading carried out under the IATA sub-number provided for Client in accordance with the Tripartite Agreement;

“Transaction”	means the purchase of any individual airline ticket of any sort (including eTickets) by a Client Customer fulfilled through the

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Services and, for the avoidance of doubt, for a purchase of multiple airline tickets, the number of “Transactions” will equate to the number of tickets sold;

“Tripartite Agreement”	means an agreement in materially the same form as that set out in Schedule 15 which is to be entered into by Client, Contractor and Hogg Robinson pursuant to Clause 2.16; and

“Workers Representatives”	means any trade union, staff association, workers committee or other worker representative who represents or purports to represent all or any of the Contractor Staff.

1.2	The Schedules shall have effect as part of this Agreement.

1.3	References to a statutory provision include that provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement.

1.4	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and reference to any masculine, feminine or neuter gender shall include the other genders.

1.5	Words importing individuals or persons shall include corporations, unincorporated bodies of persons and partnerships.

1.6	Any reference to an employee of Client or Contractor who is identified by means of their job title rather than their name will be deemed to be a reference to the person who holds such job title from time to time or (if there is no such person holding such job title) to the person who is responsible for carrying out substantially the same functions from time to time as the person who holds such title at the date of this Agreement. Either party may, by notice in writing to the other party, nominate any person (by name or job title) to replace any of its employees identified in this Agreement.

1.7	Except where otherwise specifically provided, if there is any conflict or inconsistency between the terms of the main body of this Agreement, the Schedules and the terms of any documents developed in accordance with this Agreement or incorporated by reference, the order of priority shall be the terms of the main body of this Agreement, then the Schedules, then any documents developed in accordance with this Agreement, and then any other documents incorporated by reference.

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1.8	In this Agreement the words “include”, “includes” and “including” shall be construed without limitation to the words following.

2	SERVICES

2.1
2.1.1	Each Party shall perform its obligations under the Project Implementation Plan. Any alteration to the Project Implementation Plan shall be subject to the Change Procedure.

2.1.2	Contractor shall perform its obligations in the Project Implementation Plan (including introducing the Services in the phases described therein) and this Agreement (“Contractor Obligations”) by the relevant dates or within the relevant timescale set out in the Project Implementation Plan or this Agreement (as the case may be) (“Project Dates”). If Contractor does not perform a Contractor Obligation by a Project Date then, except to the extent that such non-performance arises: (a) as a result of Force Majeure affecting the Contractor (as contemplated by Clause 19); and/or (b) as is contemplated by Clause 2.1.3 and/or Clause 4.9; and/or (c) as a result of any act(s) or omission(s) of any third party/ies other than any Approved Subcontractors, Client shall be entitled to recover its direct damages (subject to Clause 7.2) provided that Client does all things reasonable (at Contractor’s cost) to mitigate such damages. For the avoidance of doubt, such direct damages may include the costs of obtaining replacement services to the Services to the extent that such costs are actually recoverable at law as direct damages.

2.1.3	Contractor shall not be liable for any failure to perform a Contractor Obligation by Project Date to the extent that this is caused directly by a failure of Client to perform any of its obligations in the Project Implementation Plan or any of its other obligations under this Agreement (“Client Obligations”) by the relevant date or within the relevant timescale as set out in the Project Implementation Plan or the Agreement (as the case may be), provided that Contractor uses all reasonable endeavours (at Client’s cost) to perform its obligations and overcome the effect of the failure by Client to perform the Client Obligations, including on all later Project Dates (as may be mutually agreed by the parties acting reasonably so as to minimize delays to Project Dates).

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2.1.4	The parties will endeavour to mutually agree in writing an appropriate plan and charging structure as regards the integration of the launch of the Services and the winding-down of those services previously provided by (or on behalf of) Thomas Cook which are to be replaced by the Services (the “Migration”). Notwithstanding the exact details of anything that may be agreed in this regard, if agreement is reached, the following overriding principles shall apply in respect of Migration:

(a)	no Service Levels or Service Credit regime shall apply; and

(b)	any failure(s) on the part of Contractor and/or its employees, subcontractors, agents or representatives in respect of Migration (other than gross negligence and wilful default) shall not amount to a material breach for the purposes of Clause 12; and

(c)	it shall be Client’s responsibility to ensure that any data transfer(s) relating to Migration is/are permitted by and comply with the Data Protection Act 1998 and any other applicable laws and regulations.

2.1.5	Migration shall last for no more than 3 weeks and, thereafter, the services provided as part of Migration shall form part of the Services.

2.2	Contractor shall provide the Services to Client in accordance with this Agreement.

2.3	The parties acknowledge that the volume of Services may increase or decrease during the course of this Agreement (or any extension thereof) and that the rate of transaction charge for the Operations Centre (as detailed in paragraph 4(a) of Schedule 5) shall, subject to the provisions of sub-Clause 2.3.1, remain unchanged because of such increase or decrease in volume. A variation to the scope (meaning the type of Service and not the volume thereof and including launching any new product which are to utilize the Services) may, subject to the provisions of Schedule 6, be requested by Client at any time. The parties further agree:

2.3.1

Where there is a significant increase in the volume of the Services (from time to time) beyond that envisaged by the parties on entering into this Agreement (the currently envisaged volume of Services being detailed in Schedule 16), the parties shall work together in good faith to identify opportunities which are reasonably achievable to reduce the costs of providing the Services without reducing the levels of service provided to Client. Recognising that this would involve a material change in the methodology through which either: (i)

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Contractor is providing the Services; or (li) Client is operating the Web Site, any such change would be implemented through negotiations between the parties in good faith by applying the provisions of Schedule 6;

2.3.2	In the event of a variation of the scope of Services involving the introduction of a new product or offering by Client (a “new product”), then as part of the process of applying the provisions of Schedule 6, Contractor agrees that, provided the services which Contractor is called upon to provide in order to support such new product do not require Contractor to perform obligations which are materially different from those required to provide the Services, the pricing offered to Client shall be on no less favourable terms (as to Contractor’s profitability and margin) taking into account the remaining term of the Agreement, than the pricing agreed between the parties at the commencement of this Agreement in respect of the initial scope of Services (taking into account the full duration of the Agreement);

2.3.3	The parties further agree that, provided the services which Contractor is called upon to provide are in aggregate not materially different from those provided for the initial scope of the Services, the aggregate pricing offered to Client taking into account any new product envisaged in sub-Clause 2.3.2 shall be on no less favourable basis (as to Contractor’s profitability and margin) taking into account the remaining term of the Agreement, than the pricing agreed between the parties at the commencement of this Agreement in pricing the initial scope of Services (when taken in aggregate over the term of this Agreement).

2.3.4	For the avoidance of doubt and notwithstanding the foregoing provisions of this Clause 2.3, it is acknowledged and agreed that fare and tax loading volumes are restricted to those which can be achieved by three loaders and one supervisor/checker working a 35 hour week during normal business hours in accordance with Good Industry Practice (allowing for their holiday entitlements), and any volumes over and above that level may be covered following the Change Procedure provided that it is further acknowledged that the three loaders and one supervisor/checker will follow the reasonable instructions of the Client Designated Employee in respect of the prioritising of fare and tax loading.

2.4	Contractor shall provide the Services to the standard set out in the Service Levels.

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2.5	Without prejudice to the Service Levels, Contractor shall provide all the Services:

2.5.1	with such care, skill and diligence as may be expected of properly skilled and competent person experienced and skilled in the provision of services of a similar nature to the Services (but always using at least the same care, skill and diligence as Contractor uses when providing services to its own customers);

2.5.2	in accordance with Good Industry Practice; and

2.5.3	in accordance with all applicable laws and regulations.

2.6	Contractor shall not be required to perform the Services otherwise than in accordance with any applicable regulations and laws.

2.7	If there is a change to any applicable regulations and laws after the date of this Agreement which results in trivial or superficial changes to the Services and has no significant cost or operational implications to Contractor then such change shall be implemented by Contractor as soon as is reasonably practicable (but no later than the date required by said regulation or law) and at no change in cost to Client. Any other change (a “Material Regulatory Change”) shall be dealt with according to Clauses 2.8 and 2.9 and the Change Procedure.

2.8	If at any time the cost of Contractor performing its obligations under this Agreement:

2.8.1	is directly and unavoidably impacted by reason of a Material Regulatory Change; and

2.8.2	the Material Regulatory Change is one which would not otherwise have had a material impact upon the business of Contractor but for its provision of the Services, then the fees chargeable hereunder to Client by Contractor shall, subject to the provisions of Schedule 6, be increased (or decreased, as the case may be) provided that, in any event, Client shall only be liable for any increase to the extent that Contractor has used all reasonable endeavours to minimise any such costs, and Client shall not be liable for any profit element on any increase in such costs.

2.9

Both parties shall report to their respective Designated Employee, without undue delay, after becoming aware of the relevant matter, any matters which: (i) cause, or appear to be likely to cause, a failure by Contractor to comply with the Service Levels; or (ii) jeopardise Contractor’s ability to perform the Services to the Service Levels; or (iii) represent a material breach of this Agreement by Contractor. A record of any such

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matters requiring action (including, where relevant, the nature of any work or alterations, their estimated duration, details of the way in which such works or alterations may affect Contractor’s ability to provide the Services and details of the alternative arrangements which Contractor will implement to ensure the performance by it of the Services in accordance with the Service Levels) shall be provided by Contractor to the Client Designated Employee. Unless otherwise agreed by Client in writing, no such notification shall in any way absolve Contractor from the requirement to provide the Services in accordance with this Agreement or prejudices any right or remedy of Client.

2.10	Contractor shall ensure that all employees and all employees of Approved Subcontractors are suitable, skilled and competent and shall, subject to Client’s obligations under Schedule 9, provide them or procure that the Approved Subcontractors provide them, as the case may be, with all necessary training to provide the Services.

2.11	Contractor will install and maintain software, hardware and telecommunications equipment for the provision of the Services. All software, hardware and telecommunications equipment (other than the Client Owned Equipment) will be and shall remain the property of Contractor and Client shall obtain no rights therein by virtue of this Agreement or otherwise.

2.12	In respect of the Client Owned Equipment:

2.12.1	Contractor shall allow space and reasonable facilities for Client Owned Equipment as set out in Schedule 9 and Contractor will allow such interfacing at reasonable cost to Client as is reasonably necessary for the purposes of providing the Services;

2.12.2	Contractor shall ensure that all use of the Client Owned Equipment by Contractor and /or its Approved Subcontractor under this Agreement shall be made with all due care by properly skilled personnel;

2.12.3

Contractor shall provide Client and any employee, agent or subcontractors of the Client with access to any Contractor premises where such Client Owned Equipment is being used or stored, and to Contractor’s data (excluding Confidential Information (as defined in Clause 14) of Contractor), both on reasonable notice from the Client and as reasonably required by Client, for the purposes of this Agreement. Client agrees that any such access to Contractor’s premises and data shall be subject to Contractor’s policies on security,

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confidentiality, health and safety at work, entry times and conduct of visitors to those premises;

2.12.4	Contractor acknowledges all Client Owned Equipment shall remain the property of Client or the relevant third party;

2.12.5	such equipment shall only be used by the Contractor and/or its Approved Subcontractor(s) in the performance of the Services in accordance with this Agreement and for no other purposes without the prior approval in writing of Client;

2.12.6	all Client Owned Equipment to be located at Contractor premises shall at Client’s cost: (a) be delivered to Contractor’s premises at the Operations Centre (or such other premises in the UK as the parties may agree (acting reasonably)); and (b) be installed and shown to work as necessary for the Services, in each case in advance of the relevant dates stipulated in the Project Implementation Plan;

2.12.7	Contractor undertakes the safe custody of and due return of all Client Owned Equipment received by Contractor and acknowledges that it is subject to the duties of a bailee under common law in respect of all such Client Owned Equipment and Contractor shall be responsible for all loss of all such Client Owned Equipment and shall indemnify Client against such loss except and to the extent that any such loss arises as a result of the acts and/or omissions of Client or any of its employees, agents or sub-contractors;

2.12.8	Contractor shall be responsible for any deterioration in the Client Owned Equipment save for any deterioration resulting from: (i) its normal and proper use for the purposes of this Agreement (except to the extent that such deterioration resulting from normal and proper use is contributed to by any want of due maintenance and repair on the part of Contractor) and/or (ii) the acts and/or omissions of Client or any of its employees, agents or sub-contractors;

2.12.9	neither Contractor, nor any sub-contractor nor any other person shall have a lien on any Client Owned Equipment for any sum due to the Contractor, sub-contractor or other person and the Contractor shall take all reasonable steps to ensure that the title of Client and the exclusion of any such lien are brought to the notice of all sub-contractors and other persons dealing with any Client Owned Equipment.

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2.13	In respect of any consumables required by Contractor to provide the Services in accordance with Schedule 2:

2.13.1	Contractor shall be entitled to draw down amounts of consumables from Client nominated suppliers within Transaction volumes as forecast by Client hereunder, or limits as set by Client with said suppliers, whichever is greater;

2.13.2	Contractor shall at all times keep sufficient stock month on month to allow it to provide the Services to the Service Level at the Transaction volumes forecast by Client hereunder; and

2.13.3	Client shall give Contractor as much notice as is reasonably practicable of any major promotion on or for the Web Site which is likely to result in a material increase in Contractor’s use of consumables.

2.14	Contractor shall continuously monitor and assess the performance of the Services by reference to the Service Levels and will provide Client with the reports with respect to the Services as specified in Schedule 8. Contractor shall also provide a statement of any Service Credits due to Client in accordance with Schedule 3.

2.15	Contractor agrees that it will only use, copy or process Client Customer Data to offer the Services to Client Customers in accordance with this Agreement (including the agreed branding) and will not use copy or process such Client Customer Data for any other purpose at any time.

2.16	Contractor and Client shall enter into and Contractor shall procure that Hogg Robinson also enters into the Tripartite Agreement.

2.17	At Client’s reasonable expense, Contractor shall provide Client with, monthly in arrears, copies (on CD-Rom) of the Trading Record for the month prior to that just ended, and Contractor shall have no further obligations to Client for retention of any monthly Trading Record after the said CD-Rom for that month has been delivered. Contractor shall also: (i) use reasonable efforts to assist Client in any communication with or representation to any regulatory body with respect to the Trading Record; and (ii) shall not represent that the Trading Record is in respect of any activity other than the Web Site.

2.18	When acting as merchant of record for Transactions, Contractor will procure that Hogg Robinson only utilizes the authorisation processes and procedures of *

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* CONFIDENTIAL TREATMENT REQUESTED

Services (or any replacement(s) for them which Hogg Robinson may utilise from time to time) for the payment cards detailed in Schedule 2.

3	CLIENT DELIVERABLES

3.1	Client will provide at its own cost the deliverables (including Client Owned Equipment) as contained in Schedule 9 (“Client Deliverables”) in accordance with this Agreement and the Project Implementation Plan.

3.2	Client will be responsible for obtaining appropriate maintenance contracts for Client Owned Equipment with Contractor being named in those contracts as Client’s nominee and being empowered to call for first level maintenance services in its own name. Should escalation beyond this first level be required Contractor will notify both the Client Designated Employee and the maintenance service provider and, thereafter, Client shall be responsible for conducting all further liaison with the said provider as is necessary to resolve the issue.

3.3	Contractor shall, whenever reasonably requested by Client, promptly do or use its reasonable endeavours to arrange for others to do, everything reasonably necessary to assist Client to perform its obligations under this Clause 3. If so assisting Client would result in a material expense to Contractor the parties shall endeavour to agree the division of such expense between them in accordance with the Change Procedure and, in the absence of such agreement, Contractor shall have no obligation to incur any such expense.

4	PAYMENT

4.1	In consideration for the proper performance by Contractor of its obligations under this Agreement, Client will pay Contractor the amounts specified in this Agreement (including Schedule 5).

4.2	Contractor shall submit all current invoices due for payment under this Agreement (utilising, wherever reasonably practicable, one of the standard forms of invoice set out in Schedule 1 (the “Invoice”)) to the following address:

10 Great Pulteney Street, London W1R 3DG

or such other UK address as Client may notify to Contractor from time to time.

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4.3	Client shall, unless provided otherwise herein, make payment of all invoices * days of their actual receipt and Client shall act in good faith at all times as regards whether or not actual receipt has taken place.

4.4	All invoices shall be submitted and payable in pounds sterling (and/or Euros by mutual written agreement between the parties).

4.5	Money received by Contractor on behalf of Client which represents Client’s own negotiated override commissions (if any) shall be transferred/forwarded to Client in accordance with Schedule 12.

4.6	It is agreed as follows:

4.6.1	Client shall be liable for and shall pay its own taxes on sales and profits, including any penalties and interest. Contractor shall be liable for and shall pay its own taxes, including any penalties and interest. Client shall indemnify Contractor in respect of any taxes, penalties or interest for which Client is liable but which are assessed upon Contractor;

4.6.2	Client shall pay, without recourse to Contractor, any VAT and other sales taxes assessable on the fees charged by Contractor to Client in respect of the Services and any other sums payable by Client hereunder. Contractor shall furnish Client with appropriate documentation to enable Client to make reclaims from the tax authorities where possible for these taxes suffered;

4.6.3	Where a party is required by law to withhold any taxes from payments to the other party, the paying party shall furnish the receiving party with the necessary withholding tax certificate(s). Such withholding is a tax liability of the receiving party and the receiving party will have no recourse to the paying party thereon (i.e. no gross-up). Where Client is able to obtain approval of the relevant tax authorities under a relevant tax treaty for such withholding to be reduced, Client must provide Contractor with appropriate approval documentation from the said tax authorities to allow Contractor to withhold at the reduced rate; and

4.6.4	Contractor shall, subject to Clause 2.6, do all things reasonably required by Client (at Client’s expense) to minimise or avoid tax liabilities hereunder.

4.7	Each party shall pay interest on any amount not paid to the other party on its due date in accordance with this Agreement at a rate of 2% per annum above the base rate of National Westminster Bank plc unless such amount is the subject of any bona fide dispute notified in accordance with Clause 4.8.

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* CONFIDENTIAL TREATMENT REQUESTED

4.8	If Client disagrees with any Invoice (or any part thereof) for any bona fide reason the relevant provisions of Schedule 12 shall he applied to such dispute.

4.9	Contractor shall offset Service Credits against any fees due from Client in the month following that where the Service Credit is incurred and Contractor shall pay any outstanding Service Credits within 10 days of Termination of this Agreement however arising. For the avoidance of doubt, and notwithstanding any other provision(s) of this Agreement (including the Schedules), it is agreed that Contractor shall not be liable for, and Client shall not be entitled to, any right, remedy or compensation (including Service Credits and the observance of Service Levels) to the extent that Contractor is prevented from performing, or impaired in the performance of, any obligations(s) hereunder due to any failure by Client to perform or procure the performance (as the case may be) of any of its obligations under this Agreement (provided Contractor has used all reasonable endeavours (at Client’s reasonable cost) to minimise and/or mitigate any prevention or impairment of its performing its obligations) and/or any other fault on the part of the Client and/or any of its employees, sub-contractors, agents or representatives.

5	LICENCES

5.1	As of the Commencement Date and for the duration of this Agreement, Client hereby grants to Contractor and its Approved Subcontractors a non-exclusive, non-transferable, non-assignable, royalty-free licence to use: (i) the name “Expedia.co.uk”; and (ii) related house-styles that Contractor is required by Client to use under this Agreement; and (iii) any other Intellectual Property which Client mandates Contractor to use in relation to the Services (e.g. in the event of a re-branding or change of house style) from time to time, in each case as may be necessary for answering incoming calls from, making outbound callbacks to, sending to and receiving facsimiles or emails from and providing travel documents to Client Customers or otherwise as is necessary for providing the Services only, in each case strictly in accordance with this Agreement and at all times in accordance with Schedule 11. Any change by Client during the continuation of this Agreement of its Brand, branding, house-styles or identity used in relation to the Services will be notified to Contractor by Client as soon as is reasonably practicable and Contractor shall implement such changes to its use of the Brand, branding, house-styles or identity in relation to the Services as are mandated by Client as soon as is reasonably practicable and in any event within fifteen (15) Business Days of receipt of the Client notification, unless the parties agree otherwise in writing (it being acknowledged that Contractor is to an extent reliant upon Client providing/facilitating (as the case may be) the relevant duly altered Client Deliverables in accordance with Schedule 9).

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5.2	As a condition of Client granting the licence in Clause 5.1, Contractor undertakes as follows:

5.2.1	it shall use the Brand strictly in accordance with the guidelines set out in Schedule 11 as amended from time to time by Client. In the event that any such amendment(s) have a material impact on Contractor’s provision of the Services the Change Procedure shall be applied;

5.2.2	it acknowledges that all rights and the goodwill in the Brand vests and will remain vested in Client and it shall not knowingly act in any way that may adversely affect any goodwill in the Brand or the reputation of Client, any of its products or the reputation of any member of Client’s Group;

5.2.3	it will not reproduce the Brand or use it in any way in any promotional materials except in accordance with this Agreement; and

5.2.4	unless otherwise provided for in this Agreement, it shall use the Brand solely for the purpose of providing the Services.

6	CLIENT INTELLECTUAL PROPERTY

6.1	Contractor acknowledges that Client shall have ownership of all Intellectual Property in the following:

6.1.1	all Client Customer Data;

6.1.2	any written or electronic materials supplied by or on behalf of Client to Contractor for use in the performance of the Services including any stationery and promotional materials; and

6.1.3	all trade marks licensed under Clause 5 , the domain name www.expedia.co.uk (the “Client Domain Name”), the Brand and any other items expressly licensed by Client under this Agreement.

6.2	Contractor hereby assigns (or shall procure the assignment) to Client with full title guarantee and subject to the provisions of Clause 6.4:

6.2.1	all Intellectual Property in all Client Customer Data or in or relating to the business of Client or the business or any member of Client’s Group that it creates, collects, assembles, selects or compiles in the course of providing the Services; and

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6.2.2	any Intellectual Property listed under Clause 6.1 and which is owned by Contractor or any Approved Subcontractor.

6.3	On termination or expiration of this Agreement, Contractor shall return to Client, or if so requested by Client, destroy, all materials containing Intellectual Property of Client in its possession or under its control, and Client shall return to Contractor, or if so requested by Contractor, destroy, all materials containing Intellectual Property of Contractor in its possession or under its control.

6.4	Client acknowledges that, as between Contractor and Client, Contractor has and will continue to have ownership of all Intellectual Property and other proprietary rights in the following:

6.4.1	all the software, code, programming, systems and equipment used by or on behalf of Contractor in and in relation to the Services (including those listed in Schedule 4 (the “TRX Systems”), but excluding the Client Owned Equipment) together with all developments and versions of them and all related know-how, trade secrets and confidential information in existence from time to time;

6.4.2	the IATA sub-number and ATOL licence referred to in the Tripartite Agreement, save that Contractor shall assist Client in respect of the Trading record in accordance with Clause 2.17;

6.4.3	any and all Contractor/ Contractor Group names, logos, house-styles and other identifiers (including domain names other than the Client Domain Name) used by Contractor and/or its Group members from time to time in or in relation to the Services.

6.5	Client hereby assigns by way of present assignment of future rights (or shall procure the assignment) to Contractor, with full title guarantee, any Intellectual Property listed under Clause 6.4 which is or becomes owned by Client, any Client Group member(s) and/or any employees, agents or sub-contractors of any of them.

7	INDEMNITY, LIABILITY AND REMEDIES

7.1	General indemnity:

7.1.1	Except as otherwise provided in this Agreement each party (the “Indemnifying Party”) shall indemnify and hold harmless the other party (the “Indemnified Party”) from any and all liabilities, taxes, damages, losses, claims, suits, actions,

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judgements, costs and expenses, including reasonable legal fees (but excluding in all cases incidental, special or consequential damages and liabilities, including indirect loss made up of loss of revenue or profit) which the Indemnified Party may suffer arising from the other party’s breach or failure to comply with its obligations or warranties provided under this Agreement or by reason of the, negligence or wilful default of the other party (hereinafter “Claims”).

7.1.2	To rely on any indemnity provided under this Agreement:

(i)	the Indemnified Party within 7 days after receipt of notice of a Claim shall notify the Indemnifying Party of any such Claim in writing;

(ii)	following receipt of such notice the Indemnifying Party may conduct negotiations with the party presenting a Claim or may intervene in any suit or action. Whether or not the Indemnifying Party intervenes, the Indemnifying Party will be entitled at any stage of the proceedings to assume or control the defence;

(iii)	the Indemnified Party will promptly furnish to the Indemnifying Party, all data, records and assistance within the Indemnified Party’s control which are material to any such Claim;

(iv)	the Indemnifying Party shall not be liable for any settlement of any such claim or suit entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.

Client agrees that the payment of a Service Credit and performance by Contractor of those of its obligations under Schedule 3 which are triggered by Contractor’s failure to meet a Service Level are the sole remedies and are to the exclusion of any right to claim under this indemnity in respect of any failure to meet a particular Service Level, but shall not prejudice any other right or remedy.

7.2

Subject always to Clause 7.3, neither party will be liable for any indirect, special or consequential damages and liabilities (including indirect, special or consequential costs, and indirect loss of revenue or profit), and the total aggregate liability of one party to the other howsoever arising under or in relation to this Agreement (including under the indemnity provisions and in respect of the negligence of that party, but excluding Service Credits (which shall be limited in accordance with Schedule 3)) shall in no event exceed the greater of: (i) One Million, Five Hundred Thousand Pounds sterling (£1,500,000); or (ii) an amount equivalent to the amount invoiced to Client in respect of the six (6) month period immediately preceding the event or series of events giving rise to a claim; or (iii)

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an amount equivalent to     *     time the amount invoiced to the Client in the month immediately preceding such event or series of events. Nothing in this Clause 7.2 shall prevent (although the relevant provisions of this Clause 7.2 will limit) the recovery by Client of the costs of replacement services for the Services to the extent that such costs are actually recoverable at law as direct damages.

7.3	Nothing in this Agreement shall operate to limit the liability of any party for any liability, loss, damage, costs and expenses (including reasonable legal fees) which the other party may suffer by reason of its gross negligence, wilful default or any fraudulent act (including the gross negligence, wilful default or fraud of its officers, employees, or Approved Subcontractors), nor in respect of any death or personal injury caused by the negligence of either party, nor for any breach of its obligations under Clause 14, nor in relation to the parties’ respective warranties under Clauses 9.2 and 9.3, nor any fraudulent misrepresentation.

7.4	Client shall keep Contractor harmless from and against any claim from third parties: (i) that the use (in accordance with this Agreement) of any of Client’s Intellectual Property which is the subject of the licence in Clause 5.1; and/or (ii) following any of the instructions mandated by Client in relation to the use of its Intellectual Property (as contemplated in Clause 5.1), infringes any third party Intellectual Property rights. If Contractor raises a Claim under this Clause 7.4, it shall cease to use item of Intellectual Property giving rise to the Claim forthwith and shall, in addition to complying with Clause 7.1.2, use such alternative Intellectual Property as is supplied by Client.

7.5	Notwithstanding any other provision contained herein to the contrary, it is hereby agreed that the indemnity provisions contained herein shall remain in effect and shall survive the expiry or termination (however caused) of this Agreement with respect to any occurrence or claim arising out of or in connection with this Agreement.

8	INSURANCE

8.1	Contractor shall arrange and maintain at its own cost the same or a materially equivalent policy of insurance to the policy detailed in Schedule 17 and such other insurance as may be required by law in connection with the Services, provided that such insurance(s) in the aggregate gives at least * of cover. The said insurance will contain an indemnity to principal or a generic clause in favour of Client.

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* CONFIDENTIAL TREATMENT REQUESTED

8.2	Contractor will provide Client with evidence reasonably acceptable to Client of all insurance required under Clause 8.1 and with evidence of payment of all premiums. Contractor shall ensure that the requirements and recommendations of its insurers are complied with.

8.3	Any breach by Contractor of this Clause 8 shall be a material breach of this Agreement. If Contractor is in breach of this Clause 8 Client may obtain insurance (materially equivalent as to scope and cost) and recover the cost of such insurance from the Contractor in respect of the period from the date upon which such insurance is obtained to the date of the expiry or termination of this Agreement or Contractor’s re-compliance with this Clause 8, whichever is earlier.

8.4	Client shall arrange and maintain at its own cost such policies of insurance as is prudent having regard to the nature of its obligations under this Agreement and such other insurances as may be required by law in connection with its receipt of the Services.

8.5	Client will provide Contractor with evidence reasonably acceptable to Contractor of all such insurance policies and with evidence of payment of all premiums. Client shall ensure that the requirements and recommendations of its insurers are complied with.

9	WARRANTIES

9.1	Each party warrants to the other that:

9.1.1	it has full power and authority to execute, deliver and perform its obligations under this Agreement;

9.1.2	there are no existing agreements or arrangements with third parties the terms of which prevent it from entering into this Agreement or would materially impede the performance by it of its obligations under this Agreement; and

9.1.3	it is not and nor are any of its directors a party to any litigation, proceedings or disputes which will have a material adverse effect upon its ability to perform its obligations under this Agreement.

9.2

Contractor warrants that its performance of its obligations under this Agreement will not infringe the Intellectual Property rights of any third party. This warranty shall not apply to the extent that any such infringement results from: (i) any item licensed by Client under Clause 5.1 being used in accordance with this Agreement; or (ii) compliance by Contractor with any requirement of Client under Clause 5.1. or (iii) any Change agreed

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pursuant to the Change Procedure; or (iv) any other mutually agreed requirement(s) of Client from time to time relating to the Services.

9.3	Client warrants that use by Contractor in accordance with this Agreement of any item licensed by Client under Clause 5.1 or compliance by Contractor with any requirement of Client under Clause 5.1, will not infringe the Intellectual Property rights of any third party. If any item licensed by Client under Clause 5.1 or Contractor’s compliance with any requirement of Client under Clause 5.1, is alleged by ant third party to infringe that party’s Intellectual Property rights, Contractor agrees to cease its use of such item or its compliance with Client’s requirements forthwith upon being notified of any such alleged infringement.

9.4	Other than as expressly contained in this Agreement, each party disclaims all other warranties and conditions, express, implied, statutory or otherwise, with respect to the Services or otherwise.

10	PERSONNEL

10.1	Contractor Staff shall be employees, consultants, agents or sub-contractors of Contractor and not employees, consultants, agents or sub-contractors of Client and shall remain under the direction, employment and control of Contractor, and shall receive such salaries and benefits, as Contractor shall determine.

10.2	Contractor shall supply appropriately experienced, qualified and trained personnel and shall make available sufficient numbers (based on Clients’ forecasts provided per paragraph 1 of Schedule 5) of such personnel to provide the Services to the agreed Service Levels.

10.3	Client reserves the right under this Agreement to require Contractor to remove or replace (in each case, subject to appropriate notice periods and relevant employment laws and regulations) any Contractor Staff who, in the reasonable opinion of Client, are unable to perform their tasks in respect of the Services proficiently. The exercise by Client of its rights under this Clause shall not relieve Contractor of any of its obligations under this Agreement.

10.4

 Subject to Contractor not offering employment to any employees of Thomas Cook without Client’s prior written consent, Client shall indemnify and keep indemnified Contractor from and against all Employment Liabilities connected with or in respect of any employee (whether of Thomas Cook or otherwise) which may transfer to Contractor

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pursuant to The Transfer of Undertakings (Protection of Employment) Regulations 1981 (the “Regulations”) on or as a result of or the commencement of this Agreement;

10.5	Contractor shall indemnify and keep indemnified Client from and against all Employment Liabilities connected with or in respect of any Contractor Staff or Workers’ Representative which Client may suffer, sustain, incur or pay as a result of any act or omission by Contractor (or its agents or sub-contractors), or otherwise arising from the provision of the Services by Contractor, which:

10.5.1	arise during the period of this Agreement (as extended or otherwise modified as applicable); or

10.5.2	arise upon or are connected with the termination (other than for Client’s breach) or assignment by Contractor of this Agreement (as extended or otherwise modified) including, without limitation, any Employment Liabilities arising from the termination of employment or engagement (as applicable) of Contractor Staff;

Provided that this indemnity shall not apply to the extent that any such Employment Liabilities arise from or in relation to any act or omission on the part of Client.

10.6	Forthwith on the termination (other than for Client’s breach) or assignment by Contractor of this Agreement Contractor shall (if so requested by Client) enter into a Deed of Indemnity with the Successor Service Provider whereby Contractor agrees to indemnify Successor Service Provider from and against all Employment Liabilities connected with or in respect of any Contractor Staff or Workers’ Representative which the Successor Service Provider may suffer, sustain, incur or pay as a result of any act or omission by Contractor where such Employment Liability arose during the period of this Agreement (including any extension of modification thereof), provided that this indemnity shall not apply to the extent that any such Employment Liabilities arise from or in relation to any act or omission on the part of Client.

10.7

 Within the last six months of this Agreement (provided that notice of termination has been served), and within 14 days of receiving a written request from Client, Contractor shall disclose in writing to Client, and/or where so requested by Client, to any Successor Service Provider or potential Successor Service Provider, such of the following particulars of the Contractor Staff assigned exclusively to the provision of the Services at that date as are reasonably required to enable Client/Successor Service Provider (as the case may be) to assess its potential liabilities in the event that it is to take over provision of the Services (if the Regulations apply) and, thereafter, when it becomes reasonably

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necessary (as dictated by the application of the Regulations), Contractor will also disclose such of the said particulars (not already disclosed) as are necessary to enable Client/Successor Service Provider (as the case may be) to comply with its obligations under the Regulations:

10.7.1	their names, addresses, dates of birth and commencement dates (including, where different, their dates of continuous employment);

10.7.2	their job titles and grades;

10.7.3	their salaries, emoluments and all benefits of employment or engagement;

10.7.4	copies of employment contracts, any contracts for services and any collective agreements with any Worker’s Representatives;

10.7.5	details of all current and threatened employment related claims of whatsoever nature, and details of any circumstances or incidents which make such a claim reasonably foreseeable.

10.8	Contractor shall warrant that the information provided is true and complete as at the date of disclosure and thereafter shall not make any material changes in respect of such contractual arrangements without the prior written consent of Client, such consent not to be unreasonably withheld, qualified or delayed. Client agrees to comply and procure that any Successor Service Provider(s) also complies with the provisions of the Data Protection Act 1998 as they pertain to their respective holding and use of such information after its disclosure by Contractor, and Client shall indemnify Contractor against the consequences of any failure(s) to do so and Client agrees that this indemnity shall remain in effect and shall survive the expiry or termination (however caused) of this Agreement.

10.9	Contractor undertakes that it shall not, within the 6 months preceding termination of this Agreement, transfer any key individuals (being the Operations Manager, Duty Managers and Nett Fares Supervisor) from or to the provision of the Services hereunder without the prior written consent of Client (which shall not be unreasonably withheld, qualified or delayed).

10.10

 During the Term and for a period of 6 months thereafter, neither party nor any company Controlling or Controlled by either party will on its own behalf or on behalf of any other person, concern, undertaking, firm or body corporate actively solicit, either directly or indirectly, any employee of the other party nor of any company within the other party’s

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Group in each case who has actively been in contact with the other in respect to the performance of this Agreement in the 6 months prior to any offer of employment. This Clause 10.10 shall not apply to any person who responds to a general advertisement for employment or who makes an unsolicited approach to a party’s recruitment agency/consultant (whether in response to a general advertisement or otherwise).

10.11	Each party agrees that the restrictions contained in Clause 10.10 are reasonable for the protection of the other party.

11	TERM OF CONTRACT

11.1	Subject to Clause 11.2, Clause 11.3 and Clause 12, this Agreement shall commence on the date upon which the second party executes it and shall continue for the Initial Term and shall continue thereafter until terminated by either party on giving at least six (6) months’ prior written notice of termination to the other party at any time to expire no earlier than the fourth anniversary of the Commencement Date.

11.2	In the event that Client wishes to, and does, cease the Web Site (and does not then establish a further web site, or adapt another then existing web site, for the purposes of pursuing materially the same business as has been pursued through the Web Site using materially the same assets) at any time during the continuance of this Agreement, Client may give notice (a “Portal Site Termination Notice”) to terminate this Agreement on the following terms:

11.2.1	Contractor and Client shall conduct themselves in accordance with the relevant provisions of Clause 13 (it being acknowledged, however, that Handover is intended primarily to deal with the handover of Web Site related services as a going concern rather than total cessation of the Web Site) and all other terms that apply to the termination of this Agreement;

11.2.2	From the date on which Client ceases to operate the Web Site (the “Portal Site Termination Date”), Contractor shall cease to provide the Services other than those still required under Clause 13 (if any); and

11.2.3	Contractor shall be reimbursed the actual wind-down costs, provided that Contractor shall use all reasonable endeavours to minimise such costs.

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11.3	Client may commence a market comparison of the charges payable hereunder by the Client for all (and not part only) of the Services then being provided by Contractor (the “Fees”) on or within the six months prior to the third anniversary of the Commencement Date. In the event that Client proposes to exercise this right, the following shall apply:

11.3.1	Client shall inform Contractor of its intention to market comparison the Fees prior to the carrying out of such market comparisons or communicating its intention to do so to any third party;

11.3.2	The market comparison shall be designed to determine the competitiveness of the Fees in terms of their overall value for money for such Services, and shall:

a)	only consider prospective contractors which are of comparable financial standing to Contractor and which have the proven technical, managerial and other relevant experience and ability to provide such Services on the terms of this Agreement to at least the same standard and on at least as onerous terms and conditions as Contractor is required to provide such Services including:

i)	the technical solutions and quality assurance programmes offered;

ii)	the term of the Agreement and the proposed term of any agreement with an alternative contractor;

iii)	risk transfer and employment liabilities;

iv)	the Service Levels and Service Credit regime;

b)	be conducted subject to the parties’ obligations not to disclose Confidential Information in accordance with Clause 14 and, in particular, shall not make any third party approached as part of such market comparison aware of the Fees charged to Client by Contractor;

c)	ignore any pricing offered on a predatory, non-commercially viable, loss-leading or non-arms-length basis;

d)	take into account any other relevant factors (other than geographical location) which may be necessary in order to make such market comparison fair and reasonable, and any other factors which may be agreed between the parties, acting reasonably.

11.3.4	Client shall provide Contractor with copies of any documents, instructions or materials (irrespective of their medium) to be provided to any third party for the purposes of the market comparison no later than the time when the same is/are provided to any third party and, where such documents, instructions or materials refer to Contractor or any Confidential Information of Contractor, obtain Contractor’s prior written consent (not to be unreasonably withheld) to the inclusion of such reference or Confidential Information prior to it being made available to such third party.

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11.3.5	The results of any market comparison conducted under this Clause 11.3 shall be made available to both Client and Contractor. The Fees shall be deemed to be less competitive than those available in the market place if, in the aggregate, they are more than * less favourable to Client than the lowest charges determined as being available as a result of such market comparison. If the Fees are so deemed to be less competitive than the charges available in the market place, the parties shall negotiate in good faith to agree a revision of the Fees to match or improve upon the charges available in the market place.

11.3.6	In default of agreement on such revision, and Contractor fails to match or improve upon the charges available in the market place within one (1) month of the results of the market comparisons showing the fees to be less competitive than those available in the market place (as provided for above) being made available to Contractor, then Client shall have the right to terminate this Agreement (in whole and not in part) by giving 6 months’ notice in writing to Contractor to commence with effect from the date of receipt of such notice by Contractor.

11.3.7	If, as part of any market comparison conducted under this Clause 11.3 the parties agree that such market comparison shall seek to compare the price competitiveness of the Fees based on a period which is longer than the remainder of the Initial Term, then Contractor shall have the opportunity to match or improve upon the charges which are determined as being available in the market place for such longer period (the “Extended Term Fee Basis”). If Contractor agrees to match or improve on such charges available in the market place then this Agreement shall be extended for such longer period and, subject always to the terms of this Agreement, Contractor shall continue to provide the Services for such period on the Extended Term Fee Basis.

11.3.8	For the avoidance of doubt, if agreement is reached pursuant to this Clause to revise the Fees, the new level of Fees will only come into effect on the third anniversary of the Commencement Date or the date of agreement being reached (if later) and shall be forward and not backward-looking.

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* CONFIDENTIAL TREATMENT REQUESTED

12.	TERMINATION

12.1	Client or Contractor may terminate this Agreement immediately upon written notice, or, in the case of Clauses 12.2 and 12.3 on giving the requisite written notice, to the other if:

12.1.1	there is a material breach of this Agreement which is incapable of remedy or which, if capable of remedy, has not been remedied within 20 Business Days of receipt of a written notice from the other party specifying the breach and requiring the same to be remedied or if there are a series of unremedied breaches of this Agreement which taken together amount to a material breach which is incapable of remedy or which, in the case of a series of breaches capable of remedy, are not remedied by Contractor or Client (as the case may be) (or where appropriate, agreed remedial action in respect thereof has not been initiated or pursued in accordance with the relevant Recovery Plan (as defined in Clause 12.5.2)) within 20 Business Days of receipt of written notice from the other party specifying the breaches and requiring the same to be remedied or agreement of the said Recovery Plan (as the case may be).

Client agrees that, save as provided for in Clause 12.2.3, the payment of Service Credits is in lieu (and to the exclusion) of any right(s) of termination in respect of the breaches of Service Levels, and shall be in full and final settlement of such matters;

12.1.2	the other party makes or offers to make any arrangement or composition with or for the benefit of its creditors;

12.1.3	the other party ceases to carry on business or suspends all or substantially all of its operations or suspends payment of its debts or is or becomes unable to pay its debts;

12.1.4	a petition or resolution for the making of an administration order, the winding-up, or the dissolution of the other party (other than for the purposes of reconstruction or amalgamation of a solvent company) is presented (and not set aside within 14 days of presentation) or passed;

12.1.5	a liquidator, receiver, administrator, administrative receiver or encumbrancer takes possession of or is appointed over the whole or any part of the assets of the other party.

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12.2	Client may terminate this Agreement upon 6 months’ prior written notice in respect of Clause 12.2.1 and, on giving the requisite written notice in respect of Clauses 12.2.2 and 12.2.3, to Contractor if:

12.2.1	there is a Change of Control of Contractor, provided that Client may not terminate this Agreement pursuant to this Clause 12.2.1 where the Change of Control of Contractor:

a)	is as a result of an Initial Public Offering or other listing on a recognized stock exchange;

b)	is as a result of a Change of Control of Hogg Robinson Limited (unless such Change of Control results in a person who is, Controls or is Controlled by, a company whose primary business is that of a travel portal or internet travel agency obtaining a seat on the board of Contractor); or

c)	results from an internal reorganization among existing shareholders (which, for the purposes of this sub-Clause, shall include any person having a direct or indirect share interest in such existing shareholders) of Contractor (with or without Kuoni Reisen Holdings AG);

12.2.2	it is entitled to do so in accordance with Clause 19.2;

12.2.3	it is entitled to do so in accordance with section 4.1 of Schedule 3.

12.3	Contractor may terminate this Agreement after giving Client 6 months’ prior written notice if there is a Change of Control of Client after the date of signing of this Agreement (other than as a result of trading of stock on a recognized stock exchange) and a person acquires Control of Client directly, or through any subsidiary, and that person carries on, any business which provides internet travel fulfillment services to users located in the United Kingdom (a “Competitor”), provided that such termination notice and its service on Client shall be confidential information and subject to Clause 14, and provided further that Client shall use its best endeavours during the 6 month period to ensure that: (a) the Competitor does not gain and is not given access to any of Confidential Information (as defined in Clause 14) of Contractor or any of its Group members; and (b) no Competitor employees, agents or other representatives attempt to obtain access (whether in their own name or at the request or with the assistance of Client) to any Contractor or Contractor Group premises from which any of the Services are provided and, in this regard, Contractor reserves the right to refuse entry to any person whom it reasonably believes to be a Competitor employee, agent or other representative.

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12.4	For the purposes of Clauses 12.2.1 and 12.3 each party shall notify the other within thirty (30) Business Days of any Change of Control.

12.5	Recovery Procedure

12.5.1	If there is a breach of the Agreement or breach of the Service Levels which does not amount to a material breach entitling Client to terminate pursuant to Clause 12.1.1 then Client may (without prejudice to any right of Client to claim any other remedies Client may have unless otherwise provided in this Agreement) activate the recovery procedure set out in this Clause 12.5 (the “Recovery Procedure”) by notifying Contractor in writing of the breach of the relevant Service Level or other provision of this Agreement (as the case may be). Contractor shall within 10 Business Days of such notification present to a meeting of the Designated Employees a draft recovery plan specifying appropriate measures by which such breach shall be corrected and a timetable for their implementation. Client reserves the right to provide its own draft recovery plan specifying the remedial action which in Client’s view is required to rectify the breach and a suggested timetable for its implementation.

12.5.2	The Designated Employees shall negotiate in good faith to agree the draft recovery plan and the remedial measures to be incorporated in the draft recovery plan. If Client and Contractor are unable to agree the draft recovery plan within 5 Business Days of the presentation of the draft recovery plan to the Designated Employees, then the matter shall be escalated in accordance with Clause 25.1. The confirmed failure to reach any agreement on the terms of the draft recovery plan and the recovery procedure pursuant to Clause 12.5.1 and this Clause 12.5.2, shall entitle Client to rely on any of its other remedies. A draft recovery plan, agreed pursuant to this Clause 12.5.2, shall be referred to hereafter as the “Recovery Plan”.

12.5.3

 Contractor shall implement the Recovery Plan in accordance with its terms and shall be responsible for all costs and expenses incurred in the implementation of the Recovery Plan and Client agrees (at Contractor’s cost) to provide Contractor with such reasonable assistance as Contractor may require from time to time in relation to a Recovery Plan. Contractor will report to the Client Designated Employee at intervals set out in the Recovery Plan on its implementation of the Recovery Plan. If Contractor shall fail to implement the Recovery Plan substantially in accordance with its terms, any such failure shall be deemed to constitute a material breach (incapable of remedy) for the purposes of Clause

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12.1.1.   Successful implementation of a Recovery Plan is in lieu (and to the exclusion) of any right(s) of termination or claims for damages in respect of the matters giving rise to the Recovery Plan and shall be in full and final settlement of such matters.

12.6	Any expiry or valid termination in accordance with Clause 12 shall be without liability on the part of the party terminating and shall not affect any accrued rights or liabilities of the parties hereunder or claims which one party may have against another for antecedent breach but shall be subject to the continuing validity of any provisions of this Agreement which apply notwithstanding termination of this Agreement.

13.	HANDOVER

13.1	Contractor acknowledges that Client wishes to have continuity of services similar to the Services following the expiry or the termination of the Agreement (other than by Contractor pursuant to either Clause 12.1 or Clause 12.3). In this respect, Contractor agrees to co-operate reasonably with Client and/or any Successor Service Provider appointed by Client to provide services similar to the Services, in ensuring smooth handover and continuity of the Services during the Handover Period as set out below.

13.2	For the purposes of this Clause 13, “Handover Period” means:

13.2.1	in relation to the expiration of this Agreement under Clause 11.1, the period commencing on the parties’ agreement to commence Handover (which shall be no later than 60 Business Days prior to such expiration) and lasting until thirty (30) Business Days after such expiration; or

13.2.2	in relation to the termination of the Agreement pursuant to any provision of this Agreement (other than Clause 11.1 or where such termination is by Contractor pursuant to either Clause 12.1 or Clause 12.3), the period commencing on the giving of written notice by Client to Contractor to commence Handover (which shall be included in Client’s notice of termination) and lasting until such time as Handover is completed in all material respects.

13.3	As part of Handover, and to the extent required by Client, Contractor shall:

13.3.1	perform all the relevant Services up to the end of the Handover Period in accordance with this Agreement;

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13.3.2	provide a comprehensive list of tasks outstanding (if any) at the end of the Handover Period and a comprehensive and final statement of account between Contractor and Client;

13.3.3	deliver to Client all data belonging to Client including Client Customer Data (in agreed media), Client Owned Equipment and all stocks of Client-specific consumables excluding ticket stocks);

13.3.4	provide reasonable technical assistance and interfacing data to Client and/or the Successor Service Provider (to the extent requested by them) to enable them to interface existing Client software used in relation to the Service (if any) with other systems that will be used in the provision of alternative services and to allow the interoperability of such Client software and those other services with the CORRE system and any bespoke CORRE scripts prepared for or on behalf of Client by Contractor, its Group members and/or any employees, agents or sub- contractor or any of them (all of which form part of the Contractor Intellectual property as defined in Clause 6.4) if that is to be used under a bureau service arrangement after Handover is completed. In this regard, when Handover takes place, Contractor shall, at the request of Client, offer to provide Client (or any Successor Service Provider) the said CORRE system (in the version then used in the provision of the Services) on a service bureau basis at the then current market price; and

13.3.5	provide other reasonable assistance (including as a minimum the assistance set out in Schedule 10).

13.4	As part of Handover, and to the extent required by Contractor, Client shall also (at no cost to Contractor):

13.4.1	arrange for the removal of all Client Owned Equipment and Client-specific consumables and cessation of lines from Contractor/Group premises;

13.4.2	arrange for the redirection of all Client-related telephone calls to Client or the Successor Service Provider;

13.4.3	arrange for the redirection of all Client-related emails to Client or the Successor Service Provider;

13.4.4	arrange for the redirection of all Client-related PNRs to Client or the Successor Service Provider;

13.4.5	arrange for the migration of unticketed PNRs to Client or the Successor Service Provider; and

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promptly, on request, do all other things and acts that may reasonably be required by Contractor to ensure a smooth Handover of the Services.

13.5	During the Handover Period Contractor shall be entitled to invoice Client for: (a) the charges and fees as set in this Agreement; and (b) other than where Handover results from termination for Contractor’s breach, all other costs and expenses over and above those referred to in the immediately preceding (a) provided that such other costs and expenses are directly attributable to Handover, are reasonable, and Contractor uses all reasonable endeavours to minimize them. Client shall pay them, in the case of (a), in accordance with the provisions of the Agreement and, in the case of (b), within 30 days of receipt of any invoice(s) therefor.

13.6	For the avoidance of doubt:

13.6.1	the Handover procedure shall not apply where this Agreement is terminated by Contractor pursuant to either Clause 12.1 or Clause 12.3 or otherwise by Contractor legitimately for cause;

13.6.2	Contractor shall not be required to disclose any of its or any Group member’s Confidential Information to Client or the Successor Service Provider nor grant Client or the Successor Service Provider any licence or other right to use any Contractor Intellectual Property (save as and to the extent contemplated by Clause 13.3.4) or any of the TRX Systems, either as part of the Handover or otherwise.

14.	CONFIDENTIALITY

14.1	Neither party shall disclose, without the prior written consent of the other party, any information, document or fact pertaining to the other which it has obtained/learned in the course of this Agreement, and in discussions, requests for proposals and proposals leading up to this Agreement, except as may be required by law, or under any industry-relevant regulatory reporting requirement. For the avoidance of doubt, Client Customer Data is Confidential Information of Client and not Contractor and details of the Contractor Intellectual Property and TRX Systems are Confidential information of Contractor and not Client.

14.2

During the course of this Agreement the parties may come into possession of technology, computer software, documentation, trade secrets, products, copyrights, customer lists, sales information, or other confidential and proprietary information (“Confidential

34

Information”) of the other designated in writing as confidential or reasonably recognized as information which is customarily kept confidential. Each party agrees to refrain from distributing, copying, disclosing, using or disseminating in any form the Confidential Information of the other party to any person or entity except to those employees or agents who have a need to know and who are obligated to maintain the confidentiality of such Confidential Information. Neither party shall use or permit the use of the Confidential Information of the other for any purpose other than that for which it was disclosed. All Confidential Information of a party shall remain the property of that party and will be promptly returned (together with any copies thereof) upon request or at the termination of this Agreement. Each party’s obligation with respect to the Confidential Information of the other party shall expire five (5) years after the expiry or earlier termination of this Agreement.

14.3	The provisions of this Clause 14 shall not apply to Confidential Information which: (i) is or becomes publicly available or generally known to the public other than as a result of a breach of this Agreement by the receiving party; or (ii) is already lawfully in the possession of the recipient or any other member(s) of its Group; or (iii) is acquired from a third party who is not in breach of any obligation of confidentiality in respect of it; or (iv) is independently developed by a party without reference to the other party’s Confidential Information.

15	RELATIONSHIP OF PARTIES

15.1	Client and Contractor are independent contractors for the purposes of this Agreement and shall not be deemed to have any other relationship, including without limitation as, joint venturers, partners or joint employers. Neither party shall be construed as the other’s agent save as may be agreed between the parties in the Tripartite Agreement and neither one is implicitly authorized to commit the other to any obligations to third parties except as may be otherwise expressly agreed or as may arise out of Contractor providing the Services in the ordinary course pursuant to this Agreement.

16	DATA PROTECTION ACT

16.1	For the purposes of this Clause 16 any terms used which are defined in the Data Protection Act 1998 (the “Act”) shall have the meanings ascribed to them in the Act.

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16.2	In respect of Client Customer Data and in the event that Client or members of Client’s Group give Contractor access to personal data held by Client or members of Client’s Group or Contractor has access to personal data relating to Client Customers:

16.2.1	Contractor shall comply in full with the requirements and provisions of the Act (as if it applied in the jurisdiction in which Contractor processes such data in the same way as it applies in England) and any other applicable laws relating to data protection, privacy or similar matters; and

16.2.2	Contractor shall not do or permit anything to be done which might jeopardise or contravene the terms of any relevant registrations or notifications under the Act or such other applicable laws; and

16.2.3	Contractor shall use and hold any such personal data only for the purpose and in the manner directed by Client from time to time (and Contractor shall not be obliged to review the legality of Client’s directions), and Contractor shall take all such steps as may be necessary to safeguard personal data; and

16.2.4	Contractor shall not disclose or permit disclosure of such personal data to any third party unless specifically authorized by Client to do so; or as may be necessary for the provision of the Services; or as may be required by law; or under any industry-relevant regulatory reporting requirement(s); and

16.2.5	Contractor shall not alter amend or modify such personal data except as required in the usual course of providing the Services (e.g. where a Client Customer requests it); and

16.2.6	Client shall, on the Contractor’s request, provide Contractor with details of relevant registrations and notifications under the Act or other applicable laws.

16.3	Where Contractor obtains personal data as part of Client Customer Data:

16.3.1	it shall do so in accordance with the Act and all applicable privacy and data protection laws;

16.3.2	it shall do so using the wordings notified by Client to Contractor from time to time. Client (and not Contractor) shall be responsible for ensuring the legality and appropriateness of the said wordings.

16.4	In respect of Client Customer Data held or otherwise controlled by Client or any member(s) of Client’s Group, Client shall and shall procure such member(s) shall:

16.4.1	comply in full with the requirements and provisions of the Act (as if it applied in the jurisdiction in which Client and/or any such member(s) processes such data in the same way as it applies in England) and any other applicable laws relating to data protection, privacy or similar matters; and

36

16.4.2	not do or permit anything to be done which might jeopardize or contravene the terms of any relevant registrations or notifications under the Act or such other applicable laws; and

16.4.3	not direct Contractor to take any steps in respect of any of Client Customer Data which would contravene the terms of any relevant registrations or notifications under the Act or other applicable laws.

16.5	A party (the “Indemnifying Party”) shall indemnify the other party and members of its Group and its and their employees and agents (collectively the “Indemnified Party”) against any liabilities, damages, costs and expenses which may be sustained or incurred by the Indemnified Party as a result of any breach by the Indemnifying Party of its obligations under this Clause 16 or the provisions of the Act or other applicable laws.

17	ADVERTISING AND ANNOUNCEMENTS

17.1	Neither Contractor nor any of its employees, agents or subcontractors shall mention the name of Client in any advertisement or promotional material relating to or arising out of this Agreement without the written permission of the Client.

17.2	Any promotional activity of one party which refers to the other party or any member(s) of its Group must be subject to that other party’s prior written approval which will not be unreasonably withheld, qualified or delayed.

18	THIRD PARTY RIGHTS

18.1	It is hereby confirmed and agreed that the rights and remedies available to Client and Contractor respectively under this Agreement shall also extend to members of Client’s Group and Contractor’s Group who shall be entitled, subject always to the prior written consent of Client or Contractor (as applicable), to enforce the terms of this Agreement, save that nothing shall prevent Client and Contractor from amending, varying, renewing, rescinding or terminating this Agreement or any part thereof in any way without the consent of any third party.

18.2	Subject to Clause 18.1 above, a person who is not a party to this Agreement (including without limitation any employee, officer, agent, representative or sub-contractor of either party) shall not have any right to enforce any term of this Agreement which expressly or

37

by implication confers a benefit on that person without the express prior agreement in writing of Client and Contractor, referring expressly to this Clause.

19	FORCE MAJEURE

19.1	If any party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than the payment of monies) by Force Majeure (as defined below), then;

19.1.1	that party’s obligations under this Agreement shall be suspended for so long as the Force Majeure continues and to the extent that that party is so prevented, hindered or delayed;

19.1.2	as soon as reasonably possible and in any event within one (1) day after commencement of the Force Majeure, that party shall notify the other party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects and likely duration of the Force Majeure on its ability to perform its obligations under this Agreement;

19.1.3	that party shall use all reasonable efforts to mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement; and

19.1.4	as soon as reasonably possible, and in any event within one (1) day of cessation of the Force Majeure, that party shall notify the other party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement.

19.2	If any Force Majeure preventing Contractor from providing a material part of the Services in accordance with this Agreement prevails for a continuous period in excess of 30 days or 45 days in aggregate in any period of three (3) months, then Client shall be entitled to terminate this Agreement forthwith by giving notice in writing to Contractor.

19.3

For the purposes of this Agreement, Force Majeure includes only Acts of God; hurricane, tornado and other weather conditions; labour strike, lockout or other industrial disturbances (excluding those directly involving the employees of the party claiming Force Majeure or its Approved Subcontractors); war, riot, sabotage, act of public enemy, terrorist act or gang violence; blockade; earthquake or other earth movement, flood or other natural disaster; bomb blast or other explosion; fire; power failure; hacking; failure of the Internet (or parts/aspects of it); general shortage of goods essential to the affected party’s performance of this Agreement; government action that prevents performance

38

other than that within the provisions contained in the Change Procedure; or other reasons beyond the reasonable control of the affected party and, for the avoidance of doubt, shall not constitute any contingency to the extent that it is provided for in the Contractor’s Emergency Backup Procedures to be agreed from time to time with Client (except to the extent that such Procedures are themselves affected by Force Majeure).

19.4	If Contractor claims Force Majeure, then Client may as long the Force Majeure subsists have a third party to carry out all or part of Contractor’s undertakings under this Agreement.

20	CONTRACT MANAGEMENT

20.1	The Client Designated Employee and Contractor Designated Employee shall be authorized representatives of Client and Contractor respectively and shall each be empowered to act on behalf of them in connection with the provision of the Services except in respect of matters which are expressly reserved in this Agreement to any other person or group of persons. Any notice, information, instruction or other communication given or made to any of them is deemed to have been given or made to Client or Contractor as the case may be.

20.2	The services provided by Contractor shall be jointly reviewed and evaluated by the parties no less than every six months.

21	ACCESS AND RECORDS

21.1	Contractor shall keep detailed records of all activities carried out in connection with the provision of the Services and, given reasonable notice, shall make such records available for inspection and/or provide copies to Client and its professional advisers on the request of the Client Designated Employee. For the avoidance of doubt, such records will not include Contractor Confidential Information relating to its systems, equipment, software and other Intellectual Property nor its margins nor any other financial or accounting information other than that detailed in sub-Clause 21.1.1 below. Contractor shall hold such records as are relevant and material for a period of 3 years (or such other period as is agreed by the parties or as may be required by law) from the date on which the relevant Service was provided. Without prejudice to the foregoing:

21.1.1

Contractor shall maintain books of accounts of the sums to be Invoiced to Client hereunder in respect of the Services including information reasonably necessary for Client to verify the correctness of the Invoices and commissions to be transferred/forwarded under this Agreement (“Accounting Records”) and, where

39

it is reasonably practical to maintain such records separately from those of its other customers, Contractor shall do so;

21.1.2	Client shall be permitted to carry out audit reviews of the Accounting Records once per year (with the first “year” commencing on the Commencement Date) at Client’s expense, and shall use all reasonable endeavours to minimise any disruption to Contractor in respect thereof. To this end, Contractor shall allow Client and its professional advisers necessary access (accompanied at Contractor’s expense by a representative of Contractor if it reasonably so requires) on reasonable prior written notice during normal business hours on any Business Day and, for this purpose, to any premises at which such records are located;

21.1.3	If any information which Client wishes to audit in relation to the Services is comprised within or inextricably linked to information which is, in the opinion of Contractor, commercially sensitive to Contractor, a Client Group company or any client thereof, Contractor may satisfy its obligations under this Clause 21 by procuring, a report for the benefit of the Client certified by an independent firm of chartered accountants appointed by Client verifying the response to any reasonable request of the Client;

21.1.4	In the event that there is a variance of more than * of any relevant Invoice resulting from any such audit review, the costs of such audit review shall be borne by Contractor. In any other event, the reasonable costs of such audit review shall be borne by the Client;

21.1.5	Client and its professional advisers will (subject to their complying with Clause 2.12.3 and Clause 14) have such access to Contractor’s premises on reasonable prior written notice during normal business hours on any Business Day as is necessary to be able to audit the adequacy of Contractor’s controls over the management, development and provision of the Services;

21.1.6	Contractor shall use reasonable endeavours to procure that Client’s rights set out in Clause 21.1.2 and 21.1.5 shall be incorporated into those contracts with Approved Subcontractors into which Contractor may enter in connection with the provision of the Services; and

40
* CONFIDENTIAL TREATMENT REQUESTED

21.1.7	Contractor shall ensure that it has at all times adequate systems and procedures to identify, locate and quantify any equipment, goods or property issued to it by or on behalf of Client to provide the Services to Client.

22	ENTIRE AGREEMENT

22.1	This Agreement together with the Schedules and Exhibits hereto, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings (including the LOI dated 8 June 2001 which shall automatically terminate without any formality or liability on the part of either party, including upon Client to make any payments thereunder, upon full execution of this Agreement), quotations, communications, and agreements in regard to the Services and the contractual arrangements relating thereto, provided that this Clause 22 shall not limit liability for any fraudulent misrepresentation.

22.2	This Agreement may only be modified in writing signed by an authorized representative of each party.

23	SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision(s) of this Agreement, and such invalid, illegal, or unenforceable provision(s) shall be substituted by provisions which are in their legal and commercial content, the most similar to the invalid, illegal or unenforceable provision(s).

24	ASSIGNMENT AND SUBCONTRACTING

24.1	Contractor shall not assign, transfer or subcontract or otherwise dispose of its rights and obligations under this Agreement whether in whole or part, to any other persons except with the prior written consent of Client, such consent not to be unreasonably withheld, qualified or delayed and, in this regard, Hogg Robinson, Hogg Robinson Limited, TRX Inc and TRX Central Europe AG are hereby expressly approved by Client as subcontractors of Contractor. Such assignment, transfer or subcontracting shall not in any way relieve Contractor of its obligations under this Agreement.

24.2	Client shall not assign transfer or subcontract or otherwise dispose of its rights and obligations under this Agreement whether in whole or part, to any other persons except

41

with the prior written consent of Contractor, such consent not to be unreasonably withheld, qualified or delayed. Such assignment, transfer or subcontracting shall not in any way relieve Client of its obligations under this Agreement.

24.3	Notwithstanding the provisions of Clause 24.2:-

24.3.1	Contractor agrees that Client shall be permitted to assign, transfer or otherwise dispose of its rights and obligations under this Agreement in whole or in part provided that Client remains liable to Contractor in respect of the performance of its obligations and the payment of any sums due hereunder and any taxes arising therefrom or otherwise due from Client under this Agreement.

24.3.2	Client agrees that Contractor shall be permitted to assign, transfer or otherwise dispose of its rights and obligations under this Agreement in whole or in part to any person who is in Contractor’s Group or who is controlled by the same person as Contractor provided that Contractor remains liable to Client for the performance of such obligations for as long as this Agreement permits.

25	DISPUTE RESOLUTION/APPLICABLE LAW

25.1	Other than where special/injunctive relief is appropriate, and before any arbitrational proceedings are initiated, any dispute between the parties (including as contemplated by Clause 12.5.2) shall be escalated in accordance with Schedule 7, and the persons in question shall meet no later than fourteen (14) days after the dispute has been escalated by written notice to the other party - for purposes of trying to resolve the dispute. If the dispute has not been resolved within fourteen (14) days after the latest date when the parties should have met, or when they actually met, whichever comes first, either party is entitled to initiate arbitrational proceedings.

25.2	This Agreement shall be governed by and construed in accordance with the laws of England. Subject to Clause 25.1, the parties submit to the exclusive jurisdiction of the Courts of England.

25.3	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, that is not resolved in accordance with Clause 25.1, shall be finally (in the absence of manifest error on the part of the arbitrator(s)) settled by arbitration in accordance with the Rules of CEDR.

The place of arbitration shall be London.

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The language(s) to be used in the arbitral proceedings shall be English.

26	NOTICES

Any notice, claim, invoice or demand required to be served under or in connection with this Agreement shall be deemed to have been sufficiently given, served or delivered to the relevant party at the address or fax number specified below (or such other address or fax number as one party may from time to time notify to the others in accordance with this Agreement).

If to Client:

Attention: Client Designated Employee

Fax No: +44 (0) 207 434 6511

If to Contractor

Attention: Contractor Designated Employee

Fax No.: + 44 (0) 1293 604797

Any such notice, claim, invoice or demand shall be in writing and shall be delivered by hand or sent by pre paid first class post, by facsimile or by courier and, if delivered by hand or courier, shall conclusively be deemed to have been given or served at the time of delivery, if sent by facsimile, shall conclusively be deemed to have been received on the next Business Day (provided a successful transmission report has been produced) and, if sent by post, shall (in the absence of relevant strike action within the postal services) conclusively be deemed to have been received 3 Business Days from the time of posting.

27	EXCLUSIVITY

27.1	This Agreement is non exclusive and the parties shall be free to enter into Agreements with other parties covering co-operation on technologies, products and services with the scope of those provided under this Agreement.

27.2	Notwithstanding the provisions of Clause 27.1, the parties agree as follows: -

a)	the provisions of this Clause 27.2 are intended to cover instances where Client wishes to second-source fulfilment services for its on-line sale of airline tickets and are shall not apply to the extent that Transaction volumes decrease due to market forces; and

43

b)	it is currently anticipated that * Transactions will be fulfilled through the Services in the first year of trading starting with effect from the Commencement Date (the “Base Level”); and

c)	Client predicts that the Base Level will increase by * (on a compound basis) in the second and third years after the Commencement Date, with the number of Transactions for the fourth year being the same as for the * ; and

d)	for the purposes of this Clause 27.2, the levels for each of the years referred to in (b) and (c) above shall be referred to as the “Yearly Levels”; and

e)	irrespective of the actual Transaction volumes fulfilled through the Services during the Initial Term (and during each particular year of the Initial Term), Client confirms that all of its on-line airline ticket sales of any sort in each such year up to and including the Yearly Level for each such year will be fulfilled by Contractor through the provision of the Services; and

f)	Client reserves the right to arrange for any of its airline ticket sales in any particular year over and above that year’s Yearly Level (“Excess Sales”) to be fulfilled either through a third party or through the Services (subject always to Clause 2.3) provided that any such third party may not be used to provide fulfillment for Excess Sales if such use would result in a reduction in the volumes processed by Contractor in any 3 consecutive months (excluding October, November and December) below the highest volumes processed by Contractor in any 3 consecutive months (excluding October, November and December) during the previous 2 years of this Agreement.

For the avoidance of doubt, the calculations under sub-Clause 27.2(c) will always be made by reference to the Base Level and not any Excess Sales.

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* CONFIDENTIAL TREATMENT REQUESTED

28	WAIVER

No delay or failure by either party to exercise any of its rights or remedies under this Agreement will operate as a waiver by that party of any such rights or remedies and such rights and remedies may be exercised at any time and as often as the party entitled to such rights or remedies deems fit. A waiver must be in writing and signed by the waiving party to be effective.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the day and year written above.

/s/ David Radcliffe	/s/ Simon Breakwell
For and on behalf of e-TRX LIMITED	For and on behalf of EXPEDIA INC

By:		By:

Name:	David Radcliffe	Name:	Simon Breakwell

Title:	Chairman	Title:	Vice-President International

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SCHEDULE 1

STANDARD FORMS OF INVOICE

SCHEDULE I - PART A

INVOICE DRAFT	TRX Europe Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH Tel: 01293 608555 Fax: 01293 608556 VAT No. *

To: Karl Marriott UK Operations Manager Expedia.com Limited 10 Great Pulteney Street London W1R 3DG	Invoice Number: Invoice Date: Invoice period: Purchase Order Number:	XXXXXXX	to

	Forecast total ticket volumes	Standard Ratio	Forecast ticket volumes by type	Fee per transaction	Per	Total Fee (Net of VAT) £	VAT %	VAT £	Total Fee (Gross of VAT) £
1 Call Centre Activity
On-line Tickets		*	*	*	*	*	*	*	*
Off-line Tickets		*	*	*	*	*	*	*	*
Total on-line & off-line tickets	*	*	*

Total Payment Due						*		*	*

Remittance Advices: please mail or fax as per header

Bank Details: Fortis Bank, Camomile Court, 23 Camomile Street, London, EC3A 7PP, United Kingdom

Sort Code 40-52-62            Account No. 36124601

TRX Europe Registered Office: Abbey House 282 P__borough Road F__borough Hampshire GU14 7NJ, Registered in England and Wales 3841799.

TRX is a ____ name of E-TRX Limited.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE I - PART B

INVOICE DRAFT	TRX Europe Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH Tel: 01293 608555 Fax: 01293 608556 VAT No. *

To: Karl Marriott UK Operations Manager Expedia.com Limited 10 Great Pulteney Street London W1R 3DG	Invoice Number: Invoice Date: Invoice period: Purchase Order Number:	XXXXXXX	to

	Number	Actual Ratio	Standard Ratio	Standard Calls using standard	Variance	Fee per transaction	Per	Total Fee (Net of VAT) £	VAT %	VAT £	Total Fee (Gross of VAT) £
1 Call Centre Activity
On-line Tickets	*					*	*	*	*	*	*
Off-line Tickets	*					*	*	*	*	*	*
Total on-line & off-line tickets	*
e-tickets	*					*	*	*	*	*	*
Total number of calls	*	*	*		*	*	*	*	*	*	*
Total number of e-mails	*	*	*		*	*	*	*	*	*	*
Total Contacts (calls and e-mails)	*	*	*	*	*

Total Call Center Activity								*		*	*

2 Surcharges
Exchanges/Re-issues/Revalidation	*	*	*	*	*	*	*	*	*	*	*
_______	*	*	*	*	*	*	*	*	*	*	*
________	*	*	*	*	*	*	*	*	*	*	*
Exception ticket processing	*	*	*	*	*	*	*	*	*	*	*
Ticket on departure	*					*	*	*	*	*	*
PTAs	*					*	*	*	*	*	*
Fax responses	*					*	*	*	*	*	*
White mail responses	*					*	*	*	*	*	*
Lost tickets	*					*	*	*	*	*	*
ADM’s	*					*	*	*	*		*
Value of ADM’s							*	*	*	*	*
Hogg Robinson net fares sold	*					*	*	*	*	*	*

Total Surcharges								*		*	*
Total Call Centre Activity and Surcharges								*		*	*
3 Other Charges
Inbound and outbound telephony costs								*	*	*	*
								*	*	*	*
								*	*	*	*
								*	*	*	*
								*	*	*	*
								*	*	*	*
								*	*	*	*
								*	*	*	*
								*	*	*	*

Total Other Charges								*		*	*
4 Commission due (see additional schedule)								*	*	*	*

5 Service Credits (see additional schedule)								*	*	*	*

6 Total Payment Due								*		*	*

Remittance Advices: please mail or fax as per header

Bank Details: Fortis Bank, Camomile Court, 23 Camomile Street, London, EC3A 7PP, United Kingdom

Sort Code 40-52-62            Account No. 36124601

TRX Europe Registered Office: Abbey House 282 P__borough Road F__borough Hampshire GU14 7NJ, Registered in England and Wales 3841799.

TRX is a ____ name of E-TRX Limited.

* CONFIDENTIAL TREATMENT REQUESTED

THE SCHEDULES

DEFINITIONS

For the purposes of the following Schedules, Annexures and Appendices capitalised words used therein will bear the same meanings as are given to them in the Agreement unless expressly stated otherwise and:

“ACM” means Agency Credit Memo

“ADM” means Agency Debit Memo

“AFB” means Hogg Robinson’s facility based in Manchester which loads nett fares, has technology which allows for automated ticketing; and which is currently known as the “Air Fare Bureau”

“Aristo” is described in Schedule 4.

“ATB” means Automatic Ticket and Boarding Pass

“BSP” means Bank Settlement Plan

“Client Admin Tools” mean the current version of Client’s extranet used for agent-assisted bookings and other Client Customer support purposes.

“courier” means Client’s Aristo-compatible courier(s) of choice from time to time.

“DISH” means Data Interchange Specification Handbook

“error logs” means a log of day to day operational issues requiring action or comment from Client Support and/or Operations Manager

“generic” means (in relation to marketing materials) those which are non-specific and/or not targeted by destination; type/category of traveller; airline used etc.

“Hogg Robinson” means Hogg Robinson (Travel) Limited.

“IATA” means International Air Transport Association

“itinerary receipt” means a document in materially the same form as the document set out in Appendix 3 of Part B of Schedule 2.

“MOR” means Merchant of Record

“Off-line” means Client Customers’ bookings taken by Contractor by incoming telephone

“PNR” means Passenger Name Record in the form shown in Schedule 18.

“PTA” means Pre-paid Ticket Advice

“TAIR” means the Worldspan Interface Record

“TBM” means Ticket by Mail

“TOD” means Ticket On Departure

“TSR” means Ticket Sales Record

“Vendors” means sellers of air, car and hotel services

“write offs” means compensation issues requiring financial cost to Client

SCHEDULE 2

SERVICES

PART A

Contractor will provide the following services :

Service	Description

1) Operate the Leicester Operation Centre (the “Operations Centre”)	Use the Operations Centre for Client Customers’ requests for service and assistance as well as servicing, as described in the Agreement and this Schedule 2 according to the agreed hours of operations defined as * including English Public Holidays

2) Ticketing Dispatch and Receipt Production.	Ticketing and dispatch (as detailed below) will be carried out as follows: Ticketing will take place * including English Public Holidays.

Dispatch will take place in accordance with section 8 of this Schedule 2.

The production of any receipts and/or delivery notes will only take place * excluding English Public Holidays.

3) Respond to Client Customer requests for Services or assistance via the following channels: Telephone, E-mail, White mail, Fax.

Receive request for Services or assistance on a private label basis from Client Customers in respect of Worldspan and Web Site bookable products. For launch the products will be –

•      Air - Worldspan Bookable and processed via the UK BSP / direct or via Website (utilising the Client Admin Tools for bookings made more than     *     days prior to departure where applicable).

•      Hotel - Worldspan Bookable/ Web Site

•      Car - Worldspan Bookable / Web Site

•      Courier - Web Site / Worldspan - both of which will add a TBC indicator to the PNR - for bookings made less than     *     Business Days prior to departure

For the avoidance of doubt, itineraries and receipts (however produced) will bear no reference to car hire and hotel details.

* CONFIDENTIAL TREATMENT REQUESTED

Request for Services to cover-

(a)    Web Site enquiries

(b)    Technical enquiries (per section 4.6 of the Operations Manual)

(c)    Web Site navigational enquiries

(d)    Assistance to Client Customer in completing a booking on the Web Site

(e)    New Booking

(f)     Amend Booking

(g)    Assistance to enquiries during travel

(h)    Service post travel

(i)     All other enquiries related to the Web Site, to events prior, during and post travel relating to Client Customer bookings,

(j)     Finalize PNR’s according to and within Data Protection Legislation

(k)    Re-direct Expedia Special Rate Client Customer emails and phone calls to the US per section 15.5 of the Operations Manual

(l)     To manage all Worldspan queues on the pseudo cities designated to Client and Contractor jointly.

(m)   ‘Off-line’ bookings support using the Client Admin. Tools, together with Worldspan when applicable.

(n)    Logging of all air refunds.

All support and contacts with Client Customers will be transacted in English.

In order to deliver the Service, Contractor shall be entitled to rely only on information from the TRX Systems and any relevant Client Deliverables and from information otherwise provided by, or facilitated by, Client under the terms of this Agreement.

For the avoidance of doubt, and by way of an example, Contractor shall not seek to resolve, “sold out” city hotel bookings by any means other than the Web Site.

4) Complete travel reservations

Obtain all required information to complete the Client Customer’s travel reservation. This information shall cover, but not be limited to, Client Customer details, their travel needs and payment information.

The travel reservations shall be completed in accordance with the agreed process (as set out in section 6 of the Operations Manual) and validated with Client via the same communication channel as was used to make the reservation in question.

5) Perform quality control	Utilise CoRRe to ensure that PNRs are in accordance with the agreed formats and standards (as provided by Client to Contractor). Contractor will perform completeness checks prior to document dispatch (i.e. will check that the correct documents are included in the envelope).

6) Client consumables	Contractor will draw down from Client, and Client will supply to Contractor on a timely basis, appropriate supplies for demand as forecast by Client.

7) Issue travel documents

Issue tickets, e-tickets and itinerary receipts as required for Client’s air and courier products.

All itinerary receipts shall be in accordance with Appendix 3 of Part B of Schedule 2 and subject to Worldspan populating the relevant itinerary fields in the PNR. For the avoidance of doubt, Contractor shall not be required to manually add any itinerary information to the PNR in order to issue travel documents.

8) Distribute travel documents	Prepare tickets, e-tickets, and itinerary receipts, for Client Customer, showing the air booking and courier costs. Prior to dispatch Contractor shall conduct quality control checks to ensure that:

• The itinerary receipt is included and complete with all passenger names

• Ticketed itinerary sectors match the GDS booking and those on the itinerary receipt

• That the check-in times comply with the itinerary booked

• That the check-in times advice as agreed by Client and Contractor is included on the itinerary receipt as set out in Appendix 3 to this Schedule 2.

• There is the correct number of tickets present

• Each ticket has a coupon for each sector and passenger receipt.

• That the delivery address matches the delivery address in the PNR

• That there is the correct number of luggage labels

• All courier fees have been billed to the Client Customer, advised to the courier and documented in the itinerary receipt

Distribute travel documents to UK addresses

only, together with ‘generic’ marketing material that may be placed inside the same envelope (from time to time), at the request of the Client and dispatch to Client Customer.

Confirm document dispatch to Client Customer by e-mail (where those Client Customers have a valid e-mail address).

The methods of distribution shall be, TBM, TBC (as per the Client preferred courier company), e-tickets, TODs (emergencies only (e.g. lost tickets)) and subject to supplier’s rules). PTAs (emergencies only (e.g. lost tickets) and subject to supplier’s rules) to be forwarded to airlines.

For the avoidance of doubt, and notwithstanding any other provision(s) of the Agreement (including these Schedules), the dispatch of tickets and any other hard copy documentation of any sort (whether by post or courier) shall only take place during working hours on Monday through Friday (excluding only those days (e.g. English Public Holidays) when the postal service and/or Client courier service is not open for business). This shall be the case irrespective of when the transaction(s) giving rise to the need for such tickets/documentation takes place.

Client shall be responsible for facilitating the charging of courier costs via the Web Site and inserting the data for inclusion in the receipt into the TAIR.

For off-line bookings made in Worldspan, Contractor shall insert the necessary data in the PNR to facilitate the charging of courier costs.

For on-line bookings, Client shall advise the delivery method (TBC, TBM or eTicket) in the PNR.

All tickets requested within     *     Business Days of departure will be dispatched TBC (provided courier services are available).

In the event that travel documents, having been dispatched in accordance with agreed procedures, are either lost by the courier or do not arrive in time, and Client Designated Employee authorises the issue of replacement travel documents, then Client shall be wholly responsible for the costs of the provision of replacement travel documents. Costs shall include, but not be limited to, airline fees for processing Ticket Replacement Authorities, Forms of Indemnities, TODs and the

* CONFIDENTIAL TREATMENT REQUESTED

full cost of replacement tickets. Should the replacement tickets have to be issued at a higher fare (e.g. if the airline will not permit a TOD for a net fare) then the additional costs shall be borne by Client and shall be included in Contractor’s next invoice(s) to Client. Contractor shall process the necessary forms of indemnity and refund applications for lost and delayed travel documents.

9) Track travel documents	When delivery method is TBM, tickets may be tracked up until the time they leave the Operations Centre. For TBC, which must be requested prior to document issue, tickets will be tracked via the courier company track and trace facility.

10) Assist Client Customer with exchanges, re-issues and amendments	Upon Client Customer’s request or Client’s request; make any necessary changes to reservations, including but not limited to re-bookings and cancellations, and complete exchanges, re-issues and amendments according to the fare rules and applicable procedures as the same appear on Worldspan (in the case of published fares) and on cabbage (in the case of nets). Contractor shall using the Client Admin Tools, verify the Client Customer’s user name and email address to authenticate the identity of the originator of the request for a change.

11) Assist Client Customer with refund requests

Refunds apply to e-tickets and ATB’s, TODs and PTAs.

Initiate, log and track refunds (undertake all necessary tasks under Contractor’s responsibility and await third party’s response where applicable, before Contractor can proceed further if necessary).

12) Action Client supplier requests	Answer specific requests by Client Vendors to those Client Customer travel reservations which are made or hosted in Worldspan and to which Contractor has access, including, but not limited to, actioning of Worldspan queues and/or fax/call/mail/email requests from the Client Vendors.

13) BSP	See Part B of this Schedule 2.

14) Client Customer liaison	Upon receipt, via the appropriate Worldspan queue, of information from Client Vendors which affects Client Customers’ travel purchases, Contractor shall contact and inform Client Customers of changes related to their purchased travel reservations. This includes, but is not limited to, schedule changes and schedule cancellations and shall occur through telephone contacts as a priority, then email as per section 4.8 of the Operations Manual.

15) Client Customer feedback	To collate feedback offered by Client Customers relating to the Service supplied both on-line and off-line.

16) Complaint management	Handle any complaints from Client Customers in accordance with Client and Contractor agreed procedures as per section 4.9 of the Operations Manual

17) Net fare data management	See Part C of this Schedule 2.

18) Referral commission handling	Contractor shall pass referral commission payments from Vendors to Client in respect of car hire and hotel bookings made utilizing the Services as soon as practicable after receipt by Contractor . Contractor shall not undertake any commission chasing or reconciliation activities.

19) Storage of documents	Handle and store at Contractor’s premises, or those of other members of the Contractor’s Group, all documents which are required by law to be retained by Contractor in relation to the performance of the Services.

20) Methods of payment

Accept for travel purchases the following methods of payment:

Credit card (Visa, Mastercard)

Charge card (Diners, American Express)

Debit card (Visa Delta)

Further methods of payment subject to Change Procedure.

The airline will act as MOR for scheduled air and Hogg Robinson as MOR for nett tickets and courier charges.

Other than to seek authorisation against cards, Contractor will not undertake any further fraud prevention activities – all such activities shall be performed by or on behalf of Client.

21) Scheduled and ad hoc communications

1. Weekly conference call with Germany/France to US by 2 Contractor Staff to discuss operational issues including ‘error logs’ and any other business.

2. Daily operational call to Client Designated Employee about current major issues and the mitigation of known future events.

3. Adhoc for ‘special issue management’

4. Twice monthly fraud related calls to the US. Contractor shall not be liable for losses and/or costs arising from card fraud related issues provided Contractor has complied with its standard authorization procedures in respect of card purchases.

5. Contractor will make available 1 operational person for 1/2 day meetings each week with the Client UK Designated Employee.

6. Quarterly meetings with Operations and Business between respective Designated Employees also attended by any other staff of Client or Contractor that either deems necessary.

7. Contractor will build a working relationship with Travelscape in Las Vegas via twice monthly calls to discuss issues with the US.

8. Contractor will perform Web Site problem escalation according to the Operations Manual.

9. Contractor will escalate ISP problems as per section 4.6 of the Operations Manual.

All meetings referred to in this section will be held in Leicester or London and Client agrees that Contractor will not be required to spend more than 15 man hours per week on the listed activities (other than in very exceptional circumstances).

22) Support of Client release process	Client will be entitled to undertake * new product/Web Site developments per year which (except as provided for in section 8 of the Operations Manual) will be wholly Client’s responsibility.

Contractor may invoke Change Procedure if there is any possibility that such developments will adversely affect Contractor’s ability to meet any Service Level(s) and/or have a cost implication for Contractor.

Contractor will assist Client in test bookings, feedback and training as per the Operations Manual

In any event, Contractor will not (unless otherwise agreed in advance in writing with Client) be required to provide any resources for testing, feedback or training other than those then based in the Operations Centre.

To the extent that the Contractor’s ability to meet any Service Level(s) is/are impaired by the provision of any such testing, feedback or training, Client shall not be entitled to, and Contractor shall not be liable for, any Service

* CONFIDENTIAL TREATMENT REQUESTED

Credits in respect of the impaired Service Level(s) during any such testing, feedback or training (unless otherwise agreed in advance in writing with Client).

23) Client ‘write off’ process

1. Contractor will apply the ‘write off’ process as set out in section 5 of the Operations Manual.

2. ‘Write offs’ will only be accepted following Client UK Operations Manager authority, which will be given as promptly as is reasonably practicable.

SCHEDULE 2 (SERVICES) CONTINUED

PART B –BSP

Service	Description

1) Perform BSP and TSR accounting

For tickets issued manually, Contractor shall report to BSP in accordance with local reporting requirements on all IATA transactions; provide data / copies as requested by Client.

Contractor shall perform TSR (accounting and sales reconciliation per IATA location) and report to Client, ensuring accurate reconciliation and exception processing.

2) Reconciliation Programme	Contractor shall perform the reconciliations set out in Appendix One to this Part B of Schedule 2 (and which are described further in Appendix Two to this Part B).

3) Itinerary / Receipt (Air and courier charges only)	An itinerary / receipt will be printed at the Operations Centre at the time of ticketing, from the information contained within the TAIR. The contents and layout of this document will be per the example set out in Appendix Three to this Part B of Schedule 2.

4) Management Information Services (“MIS”)	A file containing MIS data will be provided to Client on a monthly basis. The exact content of this file will be as defined in Schedule 14.

5) Chargebacks	The traveller ID and unique booking reference will be added to the chargeback form and will be posted to Client within * Business Days of receipt by Contractor together with information for the booking to which they refer.

* CONFIDENTIAL TREATMENT REQUESTED

APPENDIX ONE

1.	RECONCILIATIONS

Contractor shall procure that Hogg Robinson shall perform the following reconciliations (as are more particularly described in the following Appendix Two).

1.1.	Tickets Issued to BSP

This reconciliation will be performed periodically when the BSP billing data is available. (Once a month would be the normal frequency for BSP in the UK).

This reconciliation will match on ticket number and the net value, regardless of who is the MOR.

Source data for this reconciliation would be Worldspan for all tickets and the agent DISH format from the BSP.

1.2.	Bank Reconciliation

Receipts

This process will reconcile the details from the authorisation system to the bank statement.

In carrying out this reconciliation it is understood that Visa pay gross of merchant fee and raise a separate invoice (direct debit) for the merchant fee and that both American Express and Diners pay net of merchant fee.

Payments

The direct debit from BSP will be reconciled with the individual transactions received from the BSP.

Source data for this reconciliation will be the authorisation system, BSP charge and the bank statement.

2.	SYSTEMS ENVIRONMENT NECESSARY TO SUPPORT RECONCILIATIONS

The reconciliation services defined above will be hosted on equipment supplied by Hogg Robinson, and be operated by their staff within the data centre at Famborough, Hampshire. Reasonable security measures will be taken to ensure that Client Customer Data remains secure and the systems will utilise    *     technology in order to maximise systems availability.

The service will be manned between the hours of    *     during the    *     excluding English Public Holidays). If required by Client, additional hours, and days, of cover can be provided and will be charged for at the current and reasonable market rate.

1)	No provision has been made for processing external tapes - it is assumed that all files will be transferred electronically.

2)	Consumables, including tapes, will be charged to Client as used.

* CONFIDENTIAL TREATMENT REQUESTED

3)	Storage for up to * tickets has been allowed to cater for business requirements such as how long data needs to be kept for refund purposes, to deal with enquiries from BSP and/or Client and/or the supplier and/or legal requirements. Additional volumes will be handled under the Change Procedure.

* CONFIDENTIAL TREATMENT REQUESTED

APPENDIX TWO

Tasks to be undertaken or procured by Contractor	Frequency
1. Confirm that the authorisation system file has been received & chase bank within * (UK bank) working hours.
a. Confirm receipt b. Chase bank	Daily (when UK Banks are open) Daily (when UK Banks are open)

2(a) Reconcile total cash received from card companies to the authorisation system. This will be in arrears according to card company	Daily per credit card (when UK Banks are open)

2(b) Action unreconciled items within * Business Days	Daily (when UK Banks are open)

Contractor will perform the following:

• Credit card charge backs: See paragraph 3 below

• All other unreconciled items to be reported to Client but no further action taken unless requested.

3. For card chargebacks, provide card company with supporting documentation within * Business Days of receipt of initial query by Contractor for MOR transactions.	Daily (when UK Banks are open)

Contractor will provide information to credit card companies where information is readily available. If third party information is required, Contractor will respond to the credit card companies within * Business Days of receipt of relevant information.	Per item

In the event of non-resolution the chargeback will be reported to Client as a “write off”.

4. Where Hogg Robinson is the MOR:

a. Confirm that direct debit taken by BSP return agrees to total of BSP billing analysis.	Monthly reconciliation

b. Confirm that summary BSP return agrees to TAIR file on a line by line basis.

(i) Contractor will procure that confirmation is undertaken by Hogg Robinson to ensure that for each air ticket the net ticket cost per TAIR record agrees to BSP.

(ii) Contractor will:

Monthly reconciliation

• raise correcting entries or write off as appropriate where difference from 4b(i) arises as a result of ticketing entries under Contractor’s control request ACM.

* CONFIDENTIAL TREATMENT REQUESTED

• raise necessary correcting documentation for ADM’s or reported to Client for write off.

5. Where Airline is the MOR.

a. Confirm that BSP receipts agree with the TAIR file

(i) Contractor will procure that confirmation is undertaken by Hogg Robinson that for each air ticket, the net ticket value per the TAIR file agrees to the agent DISH format from the BSP.

(ii) Contractor will,

Monthly.

• raise correcting entries or write off as appropriate where difference from 5a(i) arises as a result of ticketing entries under Contractor’s control request ACM.

• raise necessary correcting documentation for ADM’s or report to Client for write off.

The following will apply to the reconciliations set out in Schedule 2 and its Appendices and any variation thereto will be the subject of the Change Procedure.

•	The bank account is managed and controlled by Hogg Robinson for all card receipts as is the bank account used to pay BSP.

•	Only Airline transactions processed via the Worldspan GDS will be processed via the systems.

•	Net tickets will without exception be ticketed from the Client dedicated Hogg Robinson IATA sub-licence number in accordance with the Tripartite Agreement.

•	Transaction data will be held online within the reconciliation process until it is resolved. Reconciled items will be archived during the following month.

•	MIS data will be held for two months, i.e. last month plus current month.

APPENDIX THREE

DRAFT SAMPLE ITINERARY/RECEIPT

	ITINERARY	<FROM TAIR>
NO:
TO: <DELIVERY NAME>	PAGE :	1
<ADDRESS 1>	LOCATOR :	WSP-
XXXXXX-P
<ADDRESS 2> <ADDRESS 3>	DATE :	DD/MM/YYYY

PASSENGER(S)	TICKET NUMBER	PASSENGER(S)	TICKET NUMBER
SIMON SMITH	125 XXXXXXXXXX-	SUSAN SMITH	125 XXXXXXXXXX-
	XXX		XXX

Wednesday, 22 August 2001 British Midland Flight-BD8080

DEPART [LGW] LONDON-GATWICK APT TERMINAL SOUTH                         07:00

ARRIVE [DUB] DUBLIN                                         08:20

•	THIS FLIGHT OPERATED BY CITYFLYER EXP

Thursday, 23 August 2001 British Midland Flight- BD8081

DEPART [DUB] DUBLIN                                         07:10

ARRIVE [LGW] LONDON-GATWICK APT TERMINAL SOUTH                         08:40 25 August

•	THIS FLIGHT OPERATED BY CITYFLYER EXP

All flight timings shown are displayed in local time.

Airline Charge to Card MC XXXXXXXXXXXX8039	£440.90
Expedia Courier Charge to Card MC XXXXXXXXXXXX8039	£12.00

Thank you for booking with Expedia.co.uk

Please allow at least 60 minutes check-in time for domestic departures and 120 minutes for all other departures.

For other than UK departures, please check locally with the outbound airline

IMPORTANT NOTE:

Please remember to bring a valid travel document. It may be necessary for passengers to obtain visas for transit or entry purposes to certain destinations. Passengers are reminded to check requirements with the relevant embassy

[Note: Passenger Names used in this document may need to be abbreviated where space availability dictates.]

SCHEDULE 2 (SERVICES) CONTINUED

PART C – Net Fare Data Management

Contractor will collate, enter into AFB, maintain and update fare data for net fares (point to point, one class, one carrier) with the first segment being flown from the UK and will make all reasonable efforts to ensure that net fare contracts are loaded accurately.

Contractor will procure that Hogg Robinson will make available (airline permission permitting) all its Tier 1 airline netts (all classes) and Tier 2 airline netts (all classes). Existing Hogg Robinson fares are those marked as such in Schedule 13.

Tier 1 and 2 airlines are defined in Schedule 13

Fare loading will be handled by     *     dedicated loaders and     *     supervisor/checker working     *         *    day week, excluding English Public Holidays and will be based in Hogg Robinson’s AFB premises at present located in Manchester.

7 days prior to the launch of net fares (“phase 2” as set out in the Project Implementation Plan) all loading will cease except for up to 6 man hours’ worth of loading which is to be completed no later than 72 hours prior to the said launch. Contractor’s loading staff and supervisor will (save as aforesaid) work only on checking of data accuracy during these 7 days. Loading will recommence at the start of business on the loaders’ next working day (as referred to above) after the said launch.

Following the said net fares launch, time will be scheduled on the loaders’ next working day (as referred to above) following completion of an individual contract load for final accuracy checking prior to release to     *    . This process will be reviewed by the parties on release of the run detection mechanism referred to in section 5.5 of Schedule 9.

Where small tactical loads are required by Client at short notice Contractor will load and release them on the same day where Contractor Designated Employee (behaving reasonably and in good faith) is able schedule sufficient checking time within Client’s stipulated timescale.

Client may replace the Hogg Robinson airline netts with its own negotiated netts as long as their loading and ticketing processes are no more onerous and do not cause additional material cost to the Contractor.

The Hogg Robinson net fare system will transmit a standardised     *     formatted file to a     *         *     each weekday (excluding English Public Holidays). The transmission will take place between 17.30 and 18.00 relevant UK time. The     *     will then transmit the data to Seattle immediately after the file transmission in     *     format is complete. This will be an unmanned site after     *     with access only via dial in.

Remote access to the UK based     *     will be granted to     *     by Contractor to carry out basic maintenance. Security and administrative access functions which threaten Contractor security will not be granted.

Contractor’s loaders will update the tax tables using updating facilities in Manchester provided by Client. The loaders will load data supplied by Client or, in the case where fares have been rejected by CoRRe QA following a tax match check, Contractor’s loaders/supervisor will also carry out the research to find out why a tax rate has been rejected and will update the tax tables when so scheduled to do so by

* CONFIDENTIAL TREATMENT REQUESTED

Client. In the latter case, the correct data will be extracted from Worldspan and added to the     *     database.

Unless Contractor has delayed loading tax updates when scheduled by Client as top priority, or Contractor has incorrectly loaded tax table data supplied by Client, all costs directly triggered by incorrect tax table content (including ADMs) will be borne by Client. Should this tax table be used for any business other than the sale of nett air tickets on the IATA sub-number provided by Hogg Robinson under the Tripartite Agreement no liability in respect of any such use shall accrue to either Contractor or Hogg Robinson and Client shall indemnify them both against any such liability.

Client equipment housed in Manchester can be moved to a manned data centre and resiliency issues addressed under the Change Procedure.

Contractor will act as Merchant of Record for all nett fares. Client will pay all Merchant of Record fees as provided for in Schedule 5.

Nett fare loading, mark-up, tax table update and accuracy checking will be processed according to the priority set by Client. The duration for each task will be agreed with the loading supervisor (other than the small tacticals with same day loading requested which shall be dealt with as provided for above) having regard to the reasonable time needed for accuracy checking.

Contractor will carry out its obligations in respect of incorrectly loaded nett fares as detailed in section 5.5 of Schedule 9.

Each party hereby grants to the other a non-exclusive, royalty free licence to use the data relating to the nett fares provided or procured by it for sale through the Services to the extent reasonably necessary during the term, and for the purposes, of this Agreement (including to the extent necessary to perform any obligations surviving its expiry/termination). Each party shall remain liable for any such licensed data which infringes any third party rights when used as provided for herein.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3

SERVICE LEVELS

PART A

1.1

(a)	The Service Levels are contained in Part B of this Schedule 2.

(b)	The Service Levels will be measured and averaged over one calendar month periods.

(c)	Contractor shall report to Client each month on its performance of the Agreement against the Services Levels. Such reports shall set out the total Service Credits (if any) due to Client for that month and shall be submitted within 10 Business Days of the end of each month. Contractor shall disclose all information reasonably required by Client to verify these reports.

1.2	Systems Uptime

(a)	Contractor undertakes that, with the exception of planned outages taking place in accordance with this section 1.2 of Schedule 3 and situations within Clauses 2.1.3, 4.9 and/or 19 of the Agreement; the systems run using the software detailed in Part A Schedule 4 (“Contractor Software”) and the Contractor Software, shall achieve uptime over a period of one month of no less than * .

(b)	Planned outages in respect of Contractor Software during Operations Centre working hours (defined in Schedule 2) shall not exceed * hours per month. Contractor will work to ensure, wherever possible, that no one such planned outage shall exceed * hours. Contractor shall give a minimum of * Business Days’, advance notice to Client in respect of such planned outages during Operations Centre working hours. Contractor shall be free to carry out maintenance outside of Operations Centre working hours without prejudice to the Service Levels.

(c)	Except where otherwise agreed in advance with the Client Designated Employee, Contractor shall, wherever reasonably possible, ensure that planned outages take place at times which have minimal impact on Service Levels.

(d)	Planned outages during Operations Centre working hours (defined in Schedule 2) and occurring in accordance with this section 1.2 shall not be counted in determining whether or not Service Levels have been met nor in determining whether any Service Credits are due.

(e)	The uptime for systems which do not utilise Contractor Software (“Third Party Systems”) including those which utilise the software detailed in Part B of Schedule 4 shall be in accordance with Contractor’s agreements (if any) with the suppliers of the Third Party Systems .

(f)	In Schedule 3 “uptime” means the time when the relevant systems and software are functioning to provide the relevant part(s) of the Services.

* CONFIDENTIAL TREATMENT REQUESTED

2.	OBLIGATIONS ON FAILURE

2.1	If Contractor fails to provide any part of the Service, in accordance with its applicable Service Level, Contractor shall notify Client as soon as practicable of the failure; and:

(a)	if the failure is a direct result of volumes exceeding the monthly transaction forecasts provided by Client pursuant to paragraph 1 of Schedule 5 (each, a “Forecast”) for a month, Contractor shall use its reasonable endeavours to comply with the applicable Service Levels. In the event that volumes exceed Forecasts by greater than * in any month, Contractor shall be excused from Service Credits for that month provided that Contractor uses its reasonable endeavours to comply with the applicable Service Levels insofar as Contractor is able without utilizing any additional resources other than any paid for by Client.

(b)	if the failure is a direct result of any factor within Clauses 2.1.3, 4.9 and/or 19 of the Agreement, both parties shall use their reasonable endeavours to enable Contractor to comply with those Service Levels directly affected by the relevant factor, but Contractor shall be under no obligation to pay Service Credits until that factor no longer applies provided that Contractor uses its reasonable endeavours to comply with the applicable Service Levels insofar as Contractor is able without utilizing any additional resources other than any paid for by Client. Service Credits will become applicable only after a reasonable period of time (being that minimum period within which Contractor can reasonably perform again to the Service Level) provided that it complies in all material respects with its other obligations under this Agreement to the extent that Contractor’s ability to perform such other obligations are not also directly impaired by the circumstances in question; and

(c)	if (a) and (b) do not apply, take such steps as Client may reasonably require to remedy the failures including:

(i) arranging additional personnel as are necessary to perform the Service in accordance with the applicable Service Level as soon as practicable on the terms of this Agreement;

(ii) remedying the failure within a reasonable specified timeframe at no extra charge to Client;

(iii) re-performing any non-conforming Service at no extra charge to Client; and/or

(iv) putting any other reasonable measures in place to ensure that the Service is performed in accordance with the applicable Service Level in the future.

2.2	If the Web Site goes down for any reason or underperforms in a manner that directly affects the Contractor’s ability to perform the Services or in Client’s reasonable opinion threatens the volumes guaranteed under this Agreement, Contractor shall notify Client at the earliest possible opportunity (and vice-versa if appropriate), and Client agrees that to the extent that a Service Level is directly affected by this event it shall cease to apply from the time the Web Site goes down or starts to underperform (as the case may be) until the Web Site is no longer down or no longer underperforming (as the case may be) provided that Contractor uses its reasonable endeavours to perform to the Service Levels (insofar as Contractor is able without utilizing any additional resources other than any paid for by Client) and complies in all material respects with its other obligations under the Agreement to the extent that Contractor’s ability to perform such other obligations are not also directly impaired by the said Web Site down/underperformance. The relevant Service Level(s) directly affected will become applicable again after a reasonable period (being that minimum period within which Contractor can reasonably perform again to the Service Level(s)).

* CONFIDENTIAL TREATMENT REQUESTED

2.3	Contractor agrees to assist Client in any reasonable way it can to remedy the cause of the Web Site going down provided that Client reimburses Contractor its reasonable costs for doing so. In this regard, Contractor will provide Client with details of all such costs for Client’s prior approval and will have no obligation to assist Client in the event and to the extent that such costs are not approved.

3.	SERVICE CREDITS

3.1	If Contractor fails to provide a Service to the appropriate Service Level, Client shall be entitled to, and Contractor shall, subject to the remaining provisions of this Schedule including Part C, credit Client in accordance with any Service Credits that have accrued under this Schedule.

3.2	Contractor shall not be liable, and Client shall not be entitled to receive, any Service Credits for Contractor’s failure to meet any of the Service Levels for: (i) the period from the Commencement Date up to and including the date being 3 months and 3 weeks after the commencement of net fare ticketing; nor (ii) for the period from the date of commencement of any subsequent material change in Service which in each case is mutually agreed under the Change Procedure. This does not affect any of the other remedies available to Client under this Agreement.

3.3	Subject to paragraphs 2.1 (i) and (ii), 2.2 and 3.2 above, and in addition to the provisions of paragraph 3.1, if Contractor fails to provide a Service in accordance with its applicable Service Level, Client may by written notice allow Contractor such period as Client deems appropriate to recover that Service Level and release Contractor from liability for any Service Credits associated with failure to meet that particular Service Level during that period.

4.	OTHER REMEDIES

4.1	If, during any rolling 3 month period, Contractor fails in a particular part of the Service which attracts Service Credits to perform at, or above, the specified Service Levels (measured daily) for more than 38 out of the total number of days during that 3 month period, or for 30 consecutive days, and none of paragraphs 2.1(i), (ii) or 2.2 of this Schedule 3 or Clauses 2.1.3, 4.9 or 19 of the Agreement apply, then, regardless of whether Service Credits may have been granted in respect of any such failure, Client shall, in addition to any other remedies available to it under this Agreement, be entitled to either:

(a)	serve notice on Contractor requiring commencement of Handover (at Contractor’s cost) of the Services, following the completion of which this Agreement shall terminate (in whole and not in part); or

(b)	where reasonable, and at Contractor’s expense, procure the provision or rectification of the Services which Contractor has persistently failed to provide to relevant Service Levels from a third party, in which case Contractor shall:

(i)	not unreasonably refuse to manage the delivery of that Service by that third party on Client’s behalf; and

(ii)	compensate Client for any amount Client is required to pay that third party which exceeds the amount Client was paying Contractor for that Service, for a period of * months or the balance of the term of the Agreement (whichever is less) and subject to such additional cost being no greater than * higher than the relevant portion of the fees paid hereunder by Client in respect of the part of the Service in question.

* CONFIDENTIAL TREATMENT REQUESTED

PART B

The Service Levels	EXPEDIA.co.uk

For the purposes of this Part B of Schedule 3 ‘hours’ means the working hours applicable to the relevant part of the Service as outlined in 1.1 below.

1. CLIENT CUSTOMER SERVICE

1.1. HOURS OF OPERATIONS	Operations Centre: * & * Document Production: * on Business Days.

1.2. INTERACTION CHANNELS

TELEPHONE % of calls answered within % of abandoned calls (measured only * seonds after receipt at the Operations Centre switchboard)	* of calls answered within * second (subject to the provision in 2.1(a)i of Part A of this Schedule 3). will not exceed *

EMAIL

% of emails acknowledged within	* of emails acknowledged using automation within * minutes of receipt by Contractor.

% of emails answered within

    *    of emails answered within     *     hours of receipt by Contractor.

    *     of emails answered by the close of business on the next working day.

For example, e-mails received at     *     on a     *     will, in     *     of cases, be answered by     *     the     *     day     *     and, in     *     of cases, be answered by close of business the     *     day     *    .

FAX % of faxes answered within

    *     of faxes answered within     *     hours of receipt by Contractor.     *     of faxes answered within     *     working days of receipt by Contractoror escalated where applicable as per section 4.9 of the Operations Manual.

WHITE MAIL % of letters answered by white mail within	* of white mail responded to by close of business on the * working day * receipt, or escalated according to section 4.9 of the Operations Manual.

* CONFIDENTIAL TREATMENT REQUESTED

2. SERVICING

‘Received’ and ‘Receipt’ shall be understood to mean the following: (a) the completion of payment processing (i.e. credit card authorization) and quality control checks, and/or (b) the receipt of airline authorisation together with the return of previously issued documents as required; and, where both apply to any particular transaction, the later of the two.

2.1. EXCHANGE / RE-ISSUE / AMENDMENTS	This includes revalidations where applicable.

% e-tickets exchanged/reissued/amended into e-tickets within	* completed by close of business on the same day as the request is received and the remainder and any received after the Operations Centre has closed will be handled on the next day Contractor shall take all reasonable action (but without obligation to incur any cost(s) over and above those already provided for in this Agreement) to ensure that Client Customers are able to travel unimpeded and at the price quoted at the time of booking.

% e-tickets exchanged/re-issued/amended into ATB and sent as TBM or queued for TOD within	* completed by close of business on the same day as the request is received and the remainder and any received after the Operations Centre has closed will be handled on the next day. Contractor shall take all reasonable action (but without obligation to incur any cost(s) over and above those already provided for in this Agreement) to ensure that Client Customers are able to travel unimpeded and at the price quoted at the time of booking.

% ATB exchanged/re-issued/amended into ATB and sent as TBM or queued for TOD within	* completed by close of business on the same day as the request being received and the remainder and any received after the Operations Centre has closed will be handled on the next day. Contractor shall take all reasonable action (but without obligation to incur any cost(s) over and above those already provided for in this Agreement) to ensure that Client Customers are able to travel unimpeded and at the price quoted at the time of booking.

* CONFIDENTIAL TREATMENT REQUESTED

2.2. REFUNDS

‘Initiated and tracked’ shall be understood to mean Contractor has undertaken all tasks under their responsibilities and are awaiting 3rd party response before they can proceed further if necessary.

% e-ticket refunds initiated and tracked within	* of e-ticket refunds logged on receipt. * to be initiated and tracked within * Business Days of receipt. The remainder to be initiated and tracked by the end of the * Business Day after receipt.

% ATB refunds initiated and tracked within	* of ATB refunds logged on receipt. * to be initiated and tracked within * Business Days of receipt. The remainder to be initiated and tracked by the end of the * Business Day after receipt.

2.3. CANCELLATION 2.4. SCHEDULE CHANGES / SCHEDULE CANCELLATION

% of Client Customers informed within	* of Client Customers informed by actual telephone contact or email within * hours of the notification being received. The remainder to be actioned the * day. Contractor shall take all reasonable action to ensure the Client Customer’s travel is not inconvenienced as per section 4.8 of the Operations Manual (but without obligation to incur any cost(s) over and above those already provided for in this Agreement).

2.5. VENDOR REQUESTS

% of Vendor requests actioned within	* of requests actioned within * hours of receipt. The remainder to be actioned the * day. Contractor shall take all reasonable action to ensure the Client Customer’s travel is not impeded (but without obligation to incur any cost(s) over and above those already provided for in this Agreement).

3. FULFILLMENT

3.1. ISSUE TRAVEL DOCUMENTS / DISTRIBUTE TRAVEL DOCUMENTS	“sold” shall be understood to mean completion of airline fare quotes & authorisations, payment processing (i.e. credit card authorization) and CoRRe quality control checks.

* CONFIDENTIAL TREATMENT REQUESTED

PART C

•	The maximum Service Credit to which Client shall be entitled in any one month shall be as follows:

Year 1 -     *     of total monthly Service Charges (as described in part 4 of Schedule 5) for that month.

Year 2 -     *     of total monthly Service Charges (as described in part 4 of Schedule 5) for that month.

Year 3 -     *     of total monthly Service Charges (as described in part 4 of Schedule 5) for that month.

Year 4 -     *     of total monthly Service Charges (as described in part 4 of Schedule 5) for that month.

All “Years” are calculated with effect from the Commencement Date.

•	Where, in any month, the maximum Service Credit is paid to Client, Contractor shall waive their entitlement to Invoice Client in respect of a contact ratio in excess of the * (as referred to in Schedule 5).

* CONFIDENTIAL TREATMENT REQUESTED

TRX Service Credit Matrix

All Service Levels will be calculated on an average over a calendar month

All Service Credits will be payable where the failure is calculated in any one calendar month

Points Allocation
Phone SLA’s	*
Lost Calls	*
Tickets Issued	*
Email	*
Monthly all calls answered within criteria

* Calls answered within * Seconds of receipt at the Operations Centre Switchboard	Points
*	*
*	*
*	*
*
*	*
* or less	*

Abandoned Calls

* of abandoned calls in a month	Points
*	*
*	*
*	*
*
*	*
*	*
* or more	*

Tickets issued

* TBM sold & ticketed up to * hours before mail pick up time to be issued and despatched the same day	Points
*	*
*	*
*	*
*
*	*
* or less	= 0

* CONFIDENTIAL TREATMENT REQUESTED

Email Response

* of emails answered within * hours of receipt by Contractor	Points
*	*
*	*
*	*
*
*	*
* or less	*

Call SLA
Lost Calls
Tickets Issued
Email Response

Online sales	0.00
Online sales	0.00
Service Credit	0.00
Offline sales	0
Service Credit	0
TTL Service Credit	0.00

For the avoidance of doubt the following are worked examples of the application of Service Credits:

    *     Calls answered within     *     Seconds of receipt at the Operations Centre Switchboard.

Where     *     (or more) calls are answered within     *     seconds     *     points will be awarded.

If only     *     of calls are answered within     *     seconds the points awarded will be reduced to     *         *     x 100) of the total     *     with a further     *     penalty resulting in     *         *     points.

    *     of Abandoned calls in a month.

Where     *     (or less) calls are abandoned in a month     *     points will be awarded.

If the number of abandoned calls in a month amounts to     *     the points awarded will be reduced to     *     x 100) of the total with a further 1% resulting in     *     points.

    *     TBM sold and ticketed up to 2 hours before mail pick up time to be issued and despatched the same day

Where     *     (or more) TBM’s are sold and ticketed up to     *     hours before mail pick up time to be issued and despatched the same day     *     points will be awarded.

* CONFIDENTIAL TREATMENT REQUESTED

If only     *     of TBM’s are sold and ticketed up to     *     hours before mail pick up time to be issued and despatched the same day the points awarded will be reduced to     *     x 100) of the total     *     with a further     *     penalty resulting in     *     points.

    *     of e-mails answered within     *     hours of receipt by Contractor

Where     *     (or more) e-mails are answered within     *     hours of receipt by the Contractor     *     points will be awarded.

If only     *     of e-mails are answered within     *     hours of receipt by the Contractor, the points awarded will be reduced to     *     x 100) of the total     *     with a further 1% resulting in     *     points.

Using the above examples the TTL score would equate to the following:

Call SLA	*
Lost Calls	*
Tickets Issued	*
Email Response	*
Score	*

The TTL (total) score represents the percentage of the applicable month’s Service Charges (as described in part 4 of Schedule 5) that should be levied by Contractor with the effect that the Service Credits are the difference between     *     and the TTL score. In this example, the Service Credits would therefore amount to     *     of the said Service Charges for that month.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4

PART A - CONTRACTOR SOFTWARE

System Name	Systems Use
Message Partner – Email Management

Message Partner automatically manages the logistics of sorting, tracking and reporting e-mail for both incoming and outgoing e-mail. As a by-product of the tracking process the state of the e-mail is logged so as to enable statistical analysis to take placed.

The system allows multiple responders to generate responses from pre-existing libraries sorting by heading, body and closing paragraphs.

Ticket Partner – Ticket tracking	The system enables Contractor agents to retrieve data on line outlines the exact place in the workflow process of all tickets that have been issued. In addition once a ticket has been physically printed the system automatically E-Mails the client to alert him to the fact that the ticket is in the process of being despatched.

CoRRe – Quality Assurance	CoRRe will take all PNRs created by Contractor from within the Worldspan System and perform pre-programmed Quality Assurance checks on each and every PNR. CoRRe is also used as a software switch and is a router to * and * via Worldspan queues.

* CONFIDENTIAL TREATMENT REQUESTED

PART B - THIRD PARTY SYSTEMS

System Name	Systems Use
* – Fares loading and depository system including *	* is a powerful system, which allows Net Fares to be stored in a database whilst checking the input for validity. Furthermore the system can be used to transfer the stored data to any nominated system for inclusion in a choice process instigated by a user. The * software component of the * suite of programs allows * to ‘talk’ directly to Worldspan to add another level of Quality Assurance to the process in insuring that all of the Ticketing Entries that were stored at the time the PNR was created are still valid before ticketing takes place.

* – Card payment	This system takes details from PNRs where a credit card has been used and creates a record of charge (ROC) that can be forwarded via the banking network to the applicable Credit / Debit / Charge Card supplier mentioned in the PNR. This process enables the client to be charged in a timely and accurate manner

BSP Reconciler matching software	This system provides reconciliation between what has been sold and ticketed via the Expedia Web Site and the details of those sales that have been registered by BSP.

Aristo – Courier tracking system	This third party system works in conjunction with Ticket Partner and provides an interface to the selected Courier Company that Client wish to work with. This interface enable passing of data from one system to another (for example Air Way Bill Numbers) so that efficient tracking of documentation can take place.

* CONFIDENTIAL TREATMENT REQUESTED

Expedia Network Diagram Version 9.0

    *

* CONFIDENTIAL TREATMENT REQUESTED

Expedia Flow Overview Diagram

Version Date 10th September 2001(v1.0)

    *

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5

FEES

1.	Forecast Linked Pricing

Client will provide Contractor with monthly Transaction forecasts for each     *     in respect of estimated on-line and off-line Transactions to be processed through the Operations Centre,     *     days prior to the start of the     *     in question. Contractor will charge Client for at least     *     of the Transactions forecast subject to:

a minimum     *     fee of     *    .

2.	Adjustments

Contractor reserves the right to adjust the charges in line with the Department of Work and Pensions ‘Average Earnings Index’ for the Services Sector, on the first of April each year (on a compound basis), commencing from January 2002; Contractor agrees to cap any annual salary adjustments for Operations Centre staff (which will be included as part of any such adjustment) at a maximum of     *    . In the event of any salary increase greater than     *    , then the Change Procedure will apply. As part of the Change Procedure, Contractor will demonstrate to Client using industry recognized statistics the criteria to support any such annual salary adjustments. Additionally Contractor will allow Client at its cost to appoint an independent body to audit such increases.

3.	Items to be billed separately to transaction fees

•	Implementation fee of * subject to the provision of a breakdown of costs (to recover pre-migration staff related costs, training, project management).

•	System development for CoRRe at * per day (to include programming, development, PNR testing related), with prior approval of Client, not to be unreasonably withheld, qualified or delayed

•	Application fees for Client dedicated IATA sub-licence and any ATOL-related fees.

•	Inbound and outbound telephony related costs.

•	Merchant of Record fees to be set-off per Schedule 12.

•	Postage / courier charges / PO Box associated fees.

•	Any additional costs reasonably and necessarily incurred which result from the failure of any of Client’s property (including any Client Deliverables).

•	Travel and entertainment expenditure as requested by Client.

•	All ISDN back-up lines

•	Any management information system development costs such as they apply to provision of Services for Client

•	Itinerary receipt printers and ATB printers and their consumables, specification to be agreed.

•	Costs associated with the provision of Client complaint services where such services exceed the initial level as set out in the Operations Manual.

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* CONFIDENTIAL TREATMENT REQUESTED

•	Costs incurred in the provision of Contractor resources in support of the Client release process (as contemplated by Paragraph 22 of Schedule 2).

•	Costs incurred in supporting the * download process outside of the normal operating hours of AFB subject to the cause of the problem being without any fault on the part of the Contractor.

•	All things (including hardware and software) purchased by Contractor on behalf of Client (at Client’s request) including any such purchases made to replace and/or add to Client Deliverables in order to support Contractors’ supply of Services for increased Transaction volumes.

•	Cost of equipment to house * server.

•	Cost of phone lines to cover dial up to USA and dial in for maintenance ( * lines).

•	Cost of credit and charge card charge backs.

4.	Service Charges

a) Operations Centre Charges

Transaction charges for the Operations Centre are as follows:

•	On-line - * per Transaction

The above on-line fee assumes a Client Customer contact ratio of     *

The contact ratio shall be calculated by taking the total of all telephone calls and e-mails received in a calendar month and dividing that number by the number of airline tickets sold in that month.

•	Off-line - * per Transaction

A reduction in the transaction fee of     *     will be applied to all e-tickets generated.

For any calls and e-mails above the contact ratio of    *    , the following charges will also apply:

Phone call charge for each minute of call time	*
E-mail charge for each response	*

When calculating these charges, e-mails will be charged at     *     each, whereas call charges will be calculated using the average length of call during the period in respect of which the ratio was calculated, multiplied by     *     pence per minute.

If Contractor incurs the maximum amount of Service Credits possible under Schedule 3 in any month then in respect of calls and e-mails recorded above the contact ratio of    *     in that month, and to the extent they would otherwise have applied, the additional charges outlined above (ie    *     phone call charge for each minute of time and    *     e-mail charge for each response) shall not be charged to Client in respect of that month.

Part 3
* CONFIDENTIAL TREATMENT REQUESTED

The parties agree that if the Client Customer contact ratio drops to     *     and remains at that value (or less ) for     *     consecutive months, the parties shall commence good faith negotiations under the Change Procedure to amend the commercial terms of the Agreement so as to divide the benefits of the alteration to the Client Customer contact ratio equally.

The following changes will also apply for the relevant part(s) of the Services:

FUNCTION	Additional charges per item £
Ticket on departure	*
PTA’s	*
Fax response	*
White mail response	*
Lost tickets	*
ADM processing (plus the cost of the ADM)	*

b) Activities included within the transaction pricing:

The following level of activities are allowed for within the Transaction fees detailed above:

Exchange / Re-issue / Re-validation	*
Refunds	*
Voids	*
Exception processing	*

If the level activity for any of the functions set out below is exceeded in any month then the charge set out below in respect of that function (which is in addition to the charges detailed above) will be applied for that function for the remainder of that month:

FUNCTION	Additional charges per item £
Exchange/Re-issue / Re-validation (above * )	*
Refund (above * )	*
Voids (above * )	*
Exception processing (above * )	*

For the avoidance of doubt the additional charges outlined in both the Tables above will only be levied on Client to the extent that it can be reasonably demonstrated that Contractor was required to perform the function(s) in question other than as a result of fault on the part of Contractor. For the avoidance of doubt, these charges will also

Part 3
* CONFIDENTIAL TREATMENT REQUESTED

not be levied if such activities were brought about due to the incorrect loading of a Net Fare by Contractor.

5.	Hogg Robinson nett fares

Contractor will charge     *     per Hogg Robinson net fare sold through the Services. All such charges will be included in Invoice B (as set out in Schedule 1).

Part 3
* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 6

CHANGE PROCEDURES

1.	APPLICATION OF THE CHANGE PROCEDURE.

The parties may agree to waive the Change Procedure or any part of it provided that any waiver is recorded in a joint written agreement and signed by both Designated Employees. In any event the parties agree that the Change Procedure shall not be used for changes which are agreed by both Designated Employees to be of a non-material nature.

2.	CHANGE PROCEDURE

2.1	Either Client or Contractor may propose a Change by written notice to the other party specifying a description of the Change and the reasons for the Change (a “Change Request”). Contractor shall assign a unique number to any such request and shall register the Change Request in the Change Request Log (as described in paragraph 7 below).

2.2	Each party’s respective Designated Employee or its nominated representative, shall be responsible for reviewing and considering any Change. The Contractor Designated Employee shall be responsible for keeping up to date the status of each Change Request in the Change Request Log as the Change Request changes status.

2.3	As soon as reasonably practicable, and within 10 Business Days (unless Contractor can demonstrate to Client’s reasonable satisfaction that a longer time is necessary), after receipt of the submission of the written Change Request (and regardless of whether Client or Contractor has proposed the Change), Contractor shall prepare and submit to Client a change request notice (the “Change Proposal”) specifying:

(a)	a description of the Change with details of:

(i)	the feasibility of the Change;

(ii)	the charges associated with implementing the Change including, where appropriate, details of the amount of effort calculated in person-days to implement the Change, details of the charges per person-day applied to that effort and details of any charges in respect of any products or services of other suppliers required to make the Change;

(iii)	the time frame for implementing the Change (including any timing constraints);

(iv)	where the Change relates to new systems to be supplied or services to be provided, how the business objectives of Client will be achieved in the supply of those systems or provision of those services;

(v)	the potential impact (if any) to Client if the Change is not implemented (including details of how Contractors’ ability to meet Service Levels might be impaired);

Part 3

(vi)	the technical or business case for making the Change (where appropriate); and

(vii)	any additional contractual terms and conditions which would apply to the Change, or any changes to the then existing contractual terms and conditions of the Agreement. Contractor acknowledges, however, that it will remain fully responsible under the Agreement for the supply of the Systems and the provision of the Services including any Change implemented in accordance with this Change Procedure subject to paragraph 2.12 below.

(b)	an impact analysis describing the anticipated impact of the Change on the following elements of the Agreement or other elements:

(i)	the Systems, Services and Service Levels;

(ii)	the sums to be charged to Client hereunder;

(iii)	the Commencement Date (and, in this regard, Client acknowledges that Contractor may not be able to implement (and reserves the right to veto) any Changes proposed by Client on or after 10 September 2001 if Contractor is to launch the Service on the Commencement Date);

(iv)	the documents to be utilized in relation to the Service (including the Operations Manual);

(v)	agreements with other suppliers and third parties;

(vi)	any impacts on other interfaces, other systems and services; and

(vii)	any other matter reasonably requested by Client at the time of preparation of the Change Proposal or reasonably considered by Contractor to be relevant.

2.4	The Contract Managers or their designees shall, as soon as reasonably practicable, and within 10 Business Days, review the Change Proposal and Client may:

(a)	approve the Change Proposal, in which case the Change Proposal shall be signed and the Change incorporated in accordance with paragraph 3 below; or

(b)	require further investigation; or

(c)	reject the Change Proposal in which case no further action shall be taken in respect of the Change Proposal and paragraph 2.12 below shall apply.

2.5	If, in accordance with paragraph 2.4(b) above, Client believes that the Change Request requires further investigation, subject to the determination of costs in accordance with paragraph 2.10 below, Contractor shall perform such investigation upon Client’s written authorization and within an agreed time frame.

2.6	Following any further investigation authorised under paragraph 2.5 above, Client shall review the revised Change Proposal and as soon as reasonably practicable, and

Part 3

in any event not more than 10 Business Days (or as otherwise agreed) after receipt of the revised Change Proposal, either:

(a)	approve the Change Proposal, in which case the Change Proposal shall be signed and the Change incorporated in accordance with paragraph 4 below; or

(b)	notify Contractor that Client does not wish to proceed with the Change, in which case no further action shall be taken in respect of the Change Proposal and paragraph 2.12 below shall apply; or

(c)	request that it and Contractor meet to discuss the Change Proposal (such meeting to be referred to as the “Change Proposal Meeting”).

2.7	At any Change Proposal Meeting, the parties shall discuss and Client may, acting reasonably and in good faith, decide:

(a)	that no further action is to be taken in respect of the proposed Change, in which case no further action shall be taken in respect of the Change Proposal and paragraph 2.12 below shall apply; or

(b)	that it needs further information before deciding whether to proceed with the Change; or

(c)	that some or all of the contents of the Change Proposal shall be amended, which Contractor will incorporate into a revised version of the Change Proposal; or

(d)	to proceed with the Change as detailed in the Change Proposal, in which case the Change Proposal shall be signed and the Change incorporated in accordance with paragraph 4.

2.8	In the event that Client decides to proceed in accordance with one of the options detailed in paragraphs 2.7(b) or (c) above, then the parties shall gather any necessary information and Contractor shall prepare a revised version of the relevant Change Proposal, upon which Client shall decide whether to proceed in accordance with paragraph 2.6 above. The parties shall continue to go through the process detailed above until such time as a final resolution is made by the parties.

2.9	Contractor shall implement any Change reasonably requested by Client which is technically feasible provided that Contractor is not prevented from doing so by any law, regulation, code or authority and provided that a Change Proposal is agreed in respect of it.

2.10	The party that invokes the Change Procedure shall bear the ‘reasonable’ costs associated with preparing any initial Change Proposal in accordance with paragraph 2.3 above. If, however, further investigation is required in accordance with paragraph 1.4(b) above, the parties shall agree on who shall bear the costs of such investigation prior to Client authorizing further investigation under paragraph 2.6 above.

2.11	Both parties shall act reasonably and in good faith at all times during a Change Procedure.

Part 3

2.12	Notwithstanding any other provision(s) of the Agreement (including the Schedules, Appendices and Annexures), the parties agree that where Client rejects any Change Proposal made by Contractor: (a) in relation to any Client Deliverable(s); and/or (b) as expressly permitted in the Agreement (including the Schedules, Appendices and Annexures), and an effect of the rejection is that Contractor’s ability to meet any Service Levels(s) is directly impaired then, to the extent that Contractor is so impaired, Client shall not be entitled to, and Contractor shall not be liable for, any Service Credit(s) directly arising in relation to such Service Level(s).

3.	VARIATIONS TO THE CHANGE PROCEDURE

The parties may by joint written agreement amend any part of the Change Procedure including, but not limited to, where the parties agree that shorter or longer time frames are more appropriate, provided that any Changes made to the Agreement are recorded in a Change Proposal and such Change Proposal is allocated a unique number by Contractor and is signed by duly authorized representatives of Client and Contractor.

4.	EFFECTIVENESS OF A CHANGE

4.1	Upon the signature of a Change Proposal by Contractor and Client in respect of Changes to the Agreement, the contents of such Change Proposal shall be deemed to be agreed and incorporated into the Agreement (without requiring further formality) on the date of signature or as the parties may otherwise agree.

4.2	Neither party shall have any obligation to commence or comply with any Changes to the Agreement until such time as the relevant parties have signed the appropriate Change Proposal such signing not to be unreasonably withheld or delayed following the parties agreement to a Change.

4.3	Unless and until a Change has been accepted and signed pursuant to this Change Procedure, Contractor shall continue to provide the Services in accordance with the terms and conditions of the Agreement.

4.4	Any work undertaken by either party to implement a Change prior to its acceptance under this Change Procedure shall be strictly at that party’s risk, and the other party shall not be liable for: (i) any variations to the sums payable hereunder (in the case of Client); nor (ii) any Service Credits for those Service Levels to the extent that its ability to meet them has been impaired as a result (in the case of Contractor); nor (iii) for the costs of such work if the Change is not subsequently accepted and signed pursuant to this Change Procedure.

5.	CHANGE REPORTING REQUIREMENTS

Client may, no more than once monthly, request from Contractor a report specifying the status of all Change Requests and Change Proposals. Within 10 Business Days after receipt by Contractor of the written request from Client, Contractor shall deliver the requested report to Client.

6.	EMERGENCY CHANGE PROCEDURE

In the event that Contractor requires a Change in order to respond to an emergency or a mandatory change in any applicable law or regulation, and such Change would, in the reasonable opinion of Contractor, if it was not implemented until the Change Procedure had been followed, have a detrimental effect on Contractor’s ability to meet its obligations pursuant to this Agreement, Contractor shall make all reasonable efforts to contact the Client Designated Employee, and if Contractor is unable to contact such Designated Employee

Part 3

after reasonable efforts, Contractor shall make all reasonable efforts to contact the any other person as may be designated by Client. If Contractor is unable to contact any Client contact, Contractor may make temporary changes to the Services (and/or the systems used to provide them) without the prior consent of Client. Contractor shall notify Client as soon as practicable of such change and shall, as soon as reasonably practicable, document and report on such changes to Client. Any permanent Change as a result shall be agreed in accordance with the Change Procedure.

7.	CHANGE REQUEST LOG

7.1	Each entry made in the Change Request Log shall set out the following:

(a)	serial number of the Change Request;

(b)	name of the originating party;

(c)	a brief description of the Change;

(d)	the current status of the Change; and

(e)	the date of registration of the Change Request in the Change Request Log.

7.2	The status of the Change Request at any stage in the Change Procedure shall be one of the following:

(a)	Raised (i.e. that the Change Request has been entered in the Change Request Log, but no Change Proposal has been issued);

(b)	Pending (i.e. that the Change Request has been raised and the Change Proposal has been issued);

(c)	Approved by Client (i.e., awaiting implementation);

(d)	Closed (i.e., all implementation tasks complete); or

(e)	Rejected by Client (i.e., closed and not implemented).

Part 3

SCHEDULE 7

CONTRACT MANAGERS AND PERSONNEL

1. Contract Managers and Personnel

1.1. The Contractor

Contractor Designated Employee : David Young up to Commencement Date and thereafter to be agreed.

- Client Account Team

1 x Account manager	1 x Training Manager

1 x Customer Services Manager	1 x Net Fare Supervisor

3 x Net Fare Operators

1.2. The Client structure

Client Designated Employees:

Edward Hanrahan	Business Operations Manager or
Karl Marriott	UK Operations Manager

2. Escalation Principles

Where issues, and or, disputes cannot be satisfactorily solved at local level, the following escalation principle should apply (the order of escalation being from 1 to 5):

For Contractor	For Client
1. Customer Services Manager	Karl Marriott Tel: 0207 434 * E-mail: * @expedia.com.

2. Adrianne Castle Tel: 01293 608561 E-mail: * @TRXEurope.com	Karl Marriott As above

3. David Young (Pre Commencement Date) Tel: 07785 778180 E-mail: * @hrplc.co.uk	Karl Marriott As above

4. Peter Grover Tel: 01293 608560 E-mail: * @TRXEurope.com	Edward Hanrahan Tel: 0207 434 * E-mail: * @expedia.com

5. David Radcliffe	James Vaile

3. Contractor Job Descriptions - Client will have access to Job Descriptions and Person Specifications for Client dedicated personnel including the Contractor Staff, but not the Contractor Designated Employee.

4. Client Access to Contractor Staff Access by Client to Contractor Staff will be facilitated through Contractor.

Part 3
* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8

REPORTING

1. CONTACT CENTRE ACTIVITY REPORT:

In this Schedule 8, all references to “hour(s), “hourly”, “day(s)” and “daily” are to be construed by reference to the hours/days of operation for the particular part of the Service in question, as such hours/days are detailed in Schedule 2.

The reports detailed below will not be provided as of the Commencement Date, but their delivery will have been implemented within 2 months of the Commencement date.

Notwithstanding the previous paragraph, with effect from the Commencement Date Contractor shall deliver daily flash reports covering each day’s activities. The reports for Friday, Saturday and Sunday will be delivered on the following Monday, all other such reports will be delivered on the day after the day to which they relate. The scope of each flash report to be as follows -

•	Net fare tickets

•	Number of tickets issued

•	Total value of tickets issued

•	Published fare tickets

•	Number of tickets issued

•	Total value of tickets issued

•	Telephone calls

•	Number of calls received at the ACD switch

•	Number of calls abandoned

•	SLA% level

•	Email

•	Number of emails received

Indicators	SLA	Frequency of measurement
1.1 CALL
* of calls answered within * seconds of receipt at the Operations Centre Switchboard	Yes	Hourly
Number of calls received	No	Hourly
Number of calls answered	No	Hourly
Number of calls abandoned	Yes	Hourly
Average speed of answer by agent	No	Hourly
Average talk time	No	Hourly
Average hold time	No	Hourly

1.2. EMAIL
* of emails replied to by auto response within * minutes of receipt by Contractor.	No	Daily
* of emails answered within * hours of receipt by Contractor.	Yes	Daily

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% of emails enquiry resolved at first contact

In order to determine emails resolved at first contact, the following is agreed –

•      Incoming emails from the Web Site shall be received at a primary address

•      Contractor’s responses shall be sent from a secondary address

•      The number of emails received to the secondary address shall be those considered not to have been resolved at first contact

	No	Daily

Number of emails received	No	Daily
Number of emails completed and sent	No	Daily
Average response time (time spent resolving)	No	Daily

1.3. FAX
* of faxes answered within * hours of receipt by Contractor and * within * working days of receipt by Contractor	No	Weekly
Number of faxes received	No	Weekly
Number of faxes sent	No	Weekly
Average response time	No	Weekly

1.4. WHITE MAIL
* of letters responded to by close of business on the * working day after receipt by Contractor	No	Weekly
Number of white mail received	No	Weekly
Number of white mail sent	No	Weekly
Average response time	No	Weekly

1.5. EXCHANGE/RE-ISSUE/AMENDMENTS
Number of e-tickets exchanged/re-issued/amended into e-tickets	No	Monthly
Number of e-tickets exchanged/re-issued/amended into ATB tickets	No	Monthly
Number of ATB tickets exchanged/re-issued/amended into ATB tickets	No	Monthly

1.6. REFUNDS (tickets)
Number of e-tickets refunds	No	Monthly
Number of ATB ticket refunds	No	Monthly
Number of wholly unused refunds	No	Monthly
Number of partial refunds	No	Monthly

1.7. CANCELLATION
Number of cancellations completed	Yes	Monthly

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1.8. SCHEDULE CHANGES
Number of schedule changes received	No	Monthly

1.9. COMPLAINTS HANDLING
Number of complaints received	No	Weekly
Number of complaints answered	No	Weekly
Number of complaints escalated	No	Weekly
Average turnaround time	No	Weekly
Longest turnaround time	No	Weekly

1.10. ISSUE TRAVEL DOCUMENTS / DISTRIBUTE TRAVEL DOCUMENTS
Number of ATB issued	No	Daily
Number of e-tickets issued	No	Daily
Number of TOD queued	No	Daily
Number of PTA to airline	No	Daily
Number of VOID tickets	No	Daily

Part 3

SCHEDULE 9

CLIENT DELIVERABLES.

PART A:

Unless expressly stated or mutually agreed otherwise, all Client Deliverables are to be provided to Contractor free of charge. Any deliverables required of Client other than those listed in this Schedule will be the subject of the Change Procedure.

1.	TRAINING

1.1	During the period up to (and an appropriate amount of time in advance of) the Commencement Date Client undertakes to provide personnel and materials, to train Contractor trainers. At any time following the Commencement Date Client will supply Contractor with such materials only for new products/Web Site developments (as provided for in section 22 of Schedule 2 (Part A)) and provide support to Contractor trainers for new systems and/or system functionality at least * Business Days prior to the introduction of any new element(s) of the Services and/or any such new products/Web Site developments.

1.2	Where Client reasonably believes materials are necessary for the on-going training of Contractor personnel so as to enable Contractor to provide the Services Client shall provide such materials in a timely manner.

1.3	The materials Client is obliged to provide include:

(a)	Client company history, overview and operating philosophy;

(b)	Product overviews and details; and

(c)	Client software familiarity (where applicable) and Web Site functionalities

2.	CONSUMABLES/POSTAGE ETC.

2.1	Client shall provide for Contractor all consumables linked to distribution, including ticket jackets, letterheads, window and regular envelopes (pre-paid to the levels necessary to cover their intended contents (including Client marketing materials) and/or an appropriate postage franking account and machine) and compliment slips, and all consumables required for payment processing and document issue. Contractor will draw down Client consumables, and Client will deliver them to Contractor, in each case as anticipated by Schedule 2 clause 6. Email confirmation for draw downs is acceptable to Client. Client shall hold sufficient stocks of such consumables (off-site from the Operations Centre) to enable Contractor to draw down at least so as to be able to cover the transaction levels forecast by Client.

2.2	Client will maintain all supplier accounts in respect of postage, courier and PO Box fees. Contractor will not settle any invoices nor have any reconciliation obligations in connection with any such services.

2.3	Client will provide paper copies of The Warsaw Convention (1929) (as amended by The Hague Protocol (1955)) to Contractor for inclusion with tickets supplied to Client Customers as part of the Services by Contractor and will display appropriate wording on this subject on the Web Site.

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3.	SYSTEMS AND SUPPLIERS

3.1	Client shall ensure the co-operation of other suppliers and service providers working on/for the Web Site and the provision of all goods and services (other than those to be provided by Contractor) in cases where such co-operation, goods or services are required in order for Contractor to be in a position to provide the Services.

3.2	Client shall be responsible for:

(a)	the set-up and maintenance of the Web Site and booking engine;

(b)	the provision, interfacing and subsequent maintenance of all Worldspan systems together with the equipment supplied by Worldspan, including ATB2 ticket printers and itinerary receipt laser printers, consumables (including printer ribbons and ink cartridges, CD-Roms, magnetic tapes etc.) and servers;

(c)	ensuring that all PNRs delivered to Contractor are in the format set out in Schedule 18. Client will give Contractor * months’ prior written notice of the go-live date of any planned structural change to the PNR and * days’ prior written notice giving a fully detailed specification of the PNR changes in question;

(d)	the delivery of PNRs to designated Worldspan queues in respect of on-line and off-line bookings;

(e)	carrying out all fraud checks in respect of Client Customer credit and other cards used for payment as contemplated in section 20 of Part A of Schedule 2 and for routing to a reject queue all tickets which, as a result of such checks, are not to be ticketed; and

(f)	ensuring that Client’s third party supplier * enables (in a timely fashion so as not to impact adversely on either system testing for the Services or launch of the Services on the Commencement Date) the acceptance of nett fare data in agreed * format within the * gateway server and thereafter to forward the data to Client’s US * server.

3.3	The parties agree that, on migration, the GDS system is to be Worldspan. The introduction of other systems is subject to the Change Procedure.

4.	TELEPHONY

4.1	During the continuation of the Agreement, Client shall be financially responsible for the delivery of all call traffic to public switch telephone numbers (“PSTN”) and associated line rental costs, telephone numbers, as well as the systems delivering the call traffic.

4.2	The PSTN numbers to which the calls are delivered shall be in accordance with the agreed routing of numbers to Contractor ACD queues.

4.3	Client may choose their own messages and provide pre-recorded music at their own cost.

4.4	Client will provide a telephone number (which is only disclosed to Client-registered VIPs) which is to be dedicated to serving those VIPs with preferential response

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* CONFIDENTIAL TREATMENT REQUESTED

times. Client will match this number to the DDI number already provided to Client by Contractor.

4.5	Client shall bear the costs of transferring or re-routing call traffic from Contractor’s ACD suites to third parties (e.g to Travelscape in Las Vegas).

5.	CLIENT DELIVERABLES (NETT FARES):

5.1	Nett fare contracts from airlines should Client wish to replace contracts supplied for their use by Hogg Robinson.

5.2	The * converter and transmission software to forward nett fares to Seattle is to be installed and successfully tested against a test system, on or before 13 September 2001, and against a live system by 2 October 2001.

5.3	Specification of the PC required to house the conversion/transmission software and payment thereof.

5.4	Appropriate support for the conversion/transmission software (including the * and * Systems) irrespective of whether it is based in AFB (Manchester) or within a UK datacentre.

5.5	A mechanism (to be provided as soon as practicable after the Commencement Date and, in any event, by 31 March 2002) within the Web Site which can detect a run on a nett fare (a run to be detected by the number of bookings in * minutes and in * minutes, with the number to be capable of being set for each run detected). Client and/or the said mechanism (as the case may be) will immediately inform Contractor of any such run and Contractor will investigate the run and inform Client of the nature of it as soon as is practicable. The parties shall, acting reasonably and in good faith, agree as soon as practicable (and, in any event, prior to the Commencement Date) a means by which immediate communication between them can be conducted for these purposes. In the event that the run is the result of an incorrectly loaded fare, or Contractor detects an incorrectly loaded fare by any other means and notifies Client of it, Client shall in each case “kill” that fare within * minutes of receiving Contractor’s notification of the same. The liability for any such fare(s) shall rest with Client after the end of such * minute period, and with Contractor up to that time.

Until the implementation of the said mechanism or 31 March 2002 (whichever is the earlier) Client shall “kill” all incorrectly loaded fares within     *     minutes of receiving Contractor’s notification of the same. The liability for any such fare(s) shall rest with Client after the end of such     *     minute period, and with Contractor up to that time.

6	MISCELLANEOUS

6.1	The Operations Manual will be prepared by the parties working closely together reasonably and in good faith, it being agreed that the Service Levels are not to be interpreted to Contractor’s detriment due solely to any provision(s) of the Operations Manual. To the extent that either party wishes to incorporate within the Operations Manual any provision(s) which are likely to change the scope of the Services beyond those set out in the Agreement, it/they shall only be included subject to and in accordance with the Change Procedure or mutual written agreement of the parties. Both parties reserve the right to refuse to accept any provision(s) of the Operations Manual and in the event of such refusal and dispute arising from it, the matter shall be escalated in accordance with the escalation hierarchy in Schedule 7.

6.2	Client Admin Tools being the current version of Client’s extranet used for agent- assisted bookings and other client customer support purposes.

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* CONFIDENTIAL TREATMENT REQUESTED

6.3	Client shall provide a look-up table of Client banned city ISO codes that CoRRe shall check against before tickets are issued. This is necessary for the checking of bookings made direct in Worldspan.

6.4	Client will provide/manage the things listed below in this section 6.4 and in section 7.1 a reasonable length of time in advance of the Commencement Date and thereafter until the launch of Phase 2 (as set out in the Project Implementation Plan). Client acknowledges that failure to do so may have an adverse impact upon Contractor’s ability to perform its obligations under the Project Implementation Plan and/or the Agreement generally (in which case Clauses 2.1.3 and/or 4.9 of the Agreement may apply):

•	Supply a test web environment and a test * environment, each with * up time during * to * (UK time) every day (including weekends and English Public Holidays).

•	Ensure that the cutover to the online Expedia pseudo, planned for midnight on the Commencement Date, is carried out by Worldspan and Client in a seamless manner so that the Phase 1 elements of the Services as detailed in the Project Implementation Plan can commence on the Commencement Date.

•	Ensure that the cutover to the live * server is seamless so that the Phase 1 elements of the Services as detailed in the Project Implementation Plan can commence on the Commencement Date.

•	Supply Worldspan scripts to assist accurate loading of data fields when Worldspan, rather than web, is used for data entry.

6.5	Client will agree with Contractor (both parties acting reasonably and in good faith) prior to the Commencement Date a method for registering online and offline transactions in a way which does not impair Contractor’s ability to meet Service Levels.

6.6	Client will ensure that the Web Site sells the lowest nett fare on a given route (same airline, same class) for any given dates (fare rules shown to Client Customers are generic).

6.7	Client will agree with Contractor as soon as practicable each day (both parties acting reasonably and in good faith) a work priority for all nett fares and taxes to be loaded on that day and for accuracy checking.

7.	TAX TABLES

7.1	Client will ensure that the tax tables are accurately loaded in the UK version of * by 5 November 2001 and that the Client-supplied tools necessary for Contractor’s loaders to update tax tables in * are fully and successfully tested and ready for use in AFB by this date.

7.2	Client will provide approval from Worldspan that tax data resident in Worldspan may be used to update *

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PART B:

Assumption is made that all Hardware noted is equipped with its relevant operating software which has to be licensed by Client for the use of Contractor to supply the Services

In reading this matrix ownership is implied by the first name in the individual cell. If this is followed by a name in brackets then a third party is implied.

Leicester

Hardware

* Receipt Printers - Laser	Expedia		Expedia

* ATB Printers ( * live + * spare)	Expedia (Worldspan)		Expedia (Worldspan)

* Worldspan Gateway Servers	Expedia (Worldspan)		Expedia (Worldspan)

* PCs to act as Print Servers	Expedia		Expedia

* Router	Expedia		Expedia

Network

* Leased Lines		Expedia (Worldspan)	Expedia (Worldspan)

* ISP connection to Internet		Expedia	Expedia

Demon Router	Expedia		Expedia

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* CONFIDENTIAL TREATMENT REQUESTED

Physical Location	Hardware Ownership	Software Ownership	-------- Ownership	Maintenance Ownership
Manchester
Hardware

1 * Gateway Server	Expedia *			Expedia *

1 Worldspan Gateway Server	Expedia (Worldspan)			Expedia (Worldspan)

Software

* Converter Software		Expedia *		Expedia *

* Data Repository		Expedia *		Expedia *

Network

* Worldspan Leased Line			Expedia (Worldspan)	Expedia (Worldspan)

ISDN backup to Worldspan			Expedia	Expedia

Physical Location	Hardware Ownership	Software Ownership	-------- Ownership	Maintenance Ownership
Farnborough
Hardware

1 Gateway Server	Expedia (Worldspan			Expedia (Worldspan)
Network

ISDN backup to Worldspan *			Expedia	Expedia

* (IP) Worldspan Leased Line			Expedia (Worldspan	Expedia (Worldspan)

* circuit	Expedia		Expedia (Worldspan	Expedia (Worldspan)

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* CONFIDENTIAL TREATMENT REQUESTED

ISDN backup for *	Expedia	Expedia	Expedia

Expedia Supplied Systems

System Name	Systems Owner	Systems Use
* – Expedia Fares depository	Expedia	* is the fares depository that is used by the Expedia Web Site to satisfy the requirement of the client to provide Net Fares (provided by * ) with IATA published fares (provided by Worldspan) in a single display.

* Converter Software	Expedia *	This software acts as an interface between the * and the * system providing a translation process between the two.

Test Systems * Test Server Web Test System	Expedia	Used to allow tests to be run without an effect on the live environment.

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* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 10

HANDOVER

1.	This Schedule (which is additional and subject to Clause 13 of the Agreement) defines additional Handover services both for the 30 days after expiration/termination and also where the IATA sub-number provided by Hogg Robinson under the Tripartite Agreement (the “IATA Sub-Number”) is not transferred to Client or the Successor Service Provider for ongoing use.

2.	Should Client request it, and the relevant laws, rules and regulations permit it, Contractor will (subject to the following provisions of this section 2) procure that the IATA Sub-Number is transferred to Client or the Successor Service Provider for ongoing use. The parties agree to liaise (acting reasonably and in good faith) to agree any additional terms as may be reasonably necessary in relation to this transfer and, in this regard, Client agrees promptly to reimburse to Contractor on behalf of Hogg Robinson the reasonable costs directly incurred by Hogg Robinson in relation to any such transfer. For the avoidance of doubt, Contractor shall not directly profit at the expense of Client in bringing about such transfer. For the further avoidance of doubt neither Contractor nor Hogg Robinson will be obliged to undertake any such transfer in the event that the Agreement is terminated by Contractor pursuant to either Clause 12.1 or Clause 12.3.

3.	Contractor will support and manage the following in respect of the Services for 30 days after expiration/termination if the IATA Sub-Number licence is transferred as provided for above:

•	Complaints in respect of air bookings

•	Email received pre expiration/termination and not yet completed

•	Service refunds, reissues, ADMs and charge-backs

•	Supply copies of all Client’s negotiated net fare contracts

•	Complaints in respect of customer service will be managed until closed

4.	Contractor will support and manage the following in respect of the Services after expiration/termination when the IATA Sub-Number is not transferred as provided for above:

Contractor will service refunds, reissues, ADMs and charge-backs against air tickets issued on the IATA Sub-Number for 18 months after expiration/termination and shall maintain the relevant “Expedia” merchant accounts during this period to facilitate processing. Contractor will also support and manage the following:

•	Complaints in respect of air bookings for * days post expiration/termination

•	Email received pre expiration and not yet completed for * days post expiration/termination

•	Supply copies of all Expedia’s negotiated net fare contracts

•	Complaints in respect of customer service will be managed until closed

Copies of all Client data required to provide the above services will be retained by Contractor for the 18-month period.

These services will be provided at cost     *     as an open book arrangement and will be invoiced to Client by Contractor on a regular basis with invoices being payable by Client     *     after receipt.

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* CONFIDENTIAL TREATMENT REQUESTED

Archived copies of all BSP sales on the IATA Sub-Number will be retained by Contractor for     *     years.

5.	Client shall continue to provide Client Deliverables to the extent necessary for Contractor to provide the Handover services described above.

Part 3
* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 11

Guidelines for using Client’s Intellectual Property

The following guidelines (“Guidelines”) apply to use of the trade marks licensed to Contractor pursuant to Clause 5 including the names ‘Expedia’ and ‘Expedia.co.uk’ (“Client Trade Marks”) by Contractor. By signing the Agreement, Contractor agrees to be bound by these Guidelines and Client agrees to fulfil its obligations as set out herein:

1. Except as Client may authorize elsewhere, Contractor may use the Client Trade Marks only in accordance with the Agreement and these Guidelines.

2. The use of the Client Trade Marks is not an endorsement of Contractor by Client, or vice versa (on the part of Client).

3. Contractor may not display the Client Trade Marks in any manner that would imply to a reasonable individual any sponsorship or endorsement of Contractor by Client, or vice versa (on the part of Client).

4. Client reserves the right in its sole discretion to terminate or modify permission to use the Client Trade Marks at any time, subject always to the provisions of Clause 5.

5. Client reserves the right (subject to the provisions of Clause 25) to take action against any use of the Client Trade Marks that does not conform to these Guidelines, infringes any Client Intellectual Property or other right, or violates other applicable law.

6. Contractor shall set all Client Trade Marks apart from other words or the nouns they modify by capitalizing and designating the Client Trade Marks with the symbols- ® or TM (as applicable and as may be advised to Contractor from time to time by Client) e.g. ‘Expedia®’; ‘Expedia.co.uk ™’.

7. If the same Client Trade Mark is used repeatedly in any text Contractor shall, at first reference, designate the Client Trade Mark as such and thereafter the said Client Trade Mark should appear marked as such at least 50 percent of the time.

8. Client Trade Marks should never be combined by Contractor with any trade mark or product name of Contractor or any other third party to form a joint name or co-branded logo.

9. Contractor shall and give attribution to Client Trade Marks as follows

Notice:

“                     are either registered trade marks or trade marks of Expedia Inc in the United States and/or other countries.”

10.	Contractor shall not:

•	shorten, abbreviate or create acronyms out of Client Trade Marks.

•	use any Client Trade Mark in any Contractor product name.

•	market any non-Client product under a name that is confusingly similar to a Client Trade Mark.

•	place its company name, trade marks, service marks or product names next to a Client Trade Mark on packaging or advertisements.

•	imitate Client packaging nor display its own name more prominently than the Client name on any item produced as part of or in relation to the Services

Client Logos.

The Client logos set out below and any others which Contractor is mandated to use by Client as provided for in Clause 5 (“Logos”) may only be used pursuant to the Guidelines in this Schedule 11 to identify the Client or its products or services. Any use that falls outside what is outlined herein is strictly prohibited.

1. The Logos may not be used in any manner that would imply to a reasonable individual that any non-Client materials (including goods, services, web sites, or publications) are sponsored, endorsed, licensed by, or affiliated with Client, and vice versa (on the part of Client).

2. The Logos may not be displayed as a primary or prominent feature on any non-Client materials.

3. The Logos may not be imitated, or used as a design feature in any manner other than as instructed by Client in accordance with Clause 5.

4. The Logos must be used as provided by the Client with no changes, including changes in the colour, proportion, or design, or removal of any words, artwork, or trade mark symbols. The Logos may not be animated, morphed, or otherwise distorted in perspective or appearance.

5. The Logos must always be accompanied by the relevant trade mark symbol, ® or ™ as Client instructs Contractor.

6. To properly stage the Logos, a minimum clearance between the Logos and other elements must be maintained. The Logos must appear by themselves, with a minimum spacing (the height of the Logo) between each side of the Logos and other graphic or textual elements.

7. The Logos must only appear in a horizontal position.

8. The Logos must stand alone and may not be combined with any other object, including but not limited to other logos, words, graphics, photos, slogans, numbers, design features, or symbols. The Logos must never be used to represent the term ‘Expedia.co.uk’ in text, including in a headline, product-name logotype, or body copy.

9. The Logos must never appear with any other symbol or icon (except the registered trade mark symbol); contained within a box, circle, or other shape; or combined with any other name, logo, or icon to create a co-branded logo.

10. The Logos may not be used by Contractor in any other company name, product name, service name, domain name, web site title, publication title, or the like.

11. Subject always to Clause 5, Client reserves the right in its sole discretion to terminate or modify permission to display the Logos, and may request that Contractor or third parties modify or delete any use of the Logos that, in the Client’s sole judgment, does not comply with these Guidelines, or might otherwise impair the Client’s rights in the Logos.

12. Notwithstanding any other provision(s) of this Schedule or the Agreement, Client agrees that Contractor may, at any time, require Client to review (and approve or disapprove (as the case may be)) any proposed use by Contractor of any Client Trade Mark(s), Logo(s) or other Client Intellectual Property in relation to the Services. Approval requests will be sent to the Client Designated Employee who will give or withhold approvals on behalf of Client as soon as is reasonably practicable after receiving a request. Client agrees that, unless and until Contractor receives a reply from the Client Designated Employee, Contractor shall be entitled to assume that the proposed use is disapproved. Client acknowledges that, in the absence of a reply or the granting of approval in any particular instance, Contractor will not be able to utilise the Logo(s), Client Trade Mark(s) or Intellectual Property in question in relation to the Services and that Contractor will not have any liability to Client in respect of such inability.

Expedia logo vertical - gif format

Expedia logo horizontal - gif format

Expedia logo vertical jpeg format

Expedia logo horizontal jpeg format

Expedia Black and White

SCHEDULE 12

FINANCIAL OPERATIONS STRUCTURE

Part A: Billing & Payment

A.1	* service charges

•	All references in this Schedule 12 are references to * unless expressly stated otherwise.

•	Contractor will Invoice Client for each * Transaction-based service charges on the first working day of each * based upon * of Client’s forecast of Transaction volumes for that *

•	The * Invoice shall be in accordance with the Standard Form of Invoice (A) as set out in Schedule 1 (“Invoice A”) and will be payable in cleared funds on or before the last working day of the * to which it relates.

•	As soon as practicable after each * end, Contractor will issue an Invoice (in accordance with the Standard Form of Invoice (B) as set out in Schedule 1 (“Invoice B”)) which includes all of the relevant charges in respect of the previous * activities. Invoice B will be net of any Service Credits that Contractor calculates Client to be entitled to in respect of the period covered by that Invoice B. At the same time as issuing Invoice B, a credit note will be issued covering any amounts previously invoiced under Invoice A for the same period.

•	Client and Contractor will meet to resolve any issues regarding Invoice B within 14 days of its date.

•	If no adjustments to the Invoice B are agreed to be necessary Client will settle the Invoice B within * days of its date.

•	If any adjustments to an Invoice B are agreed by both parties a credit note or additional invoice (whichever is applicable) will be issued, and Client will settle the adjusted amount within 30 days of the date of the Invoice B.

•	If any amount set out in an Invoice B, not subject to the dispute, remains unpaid more than 30 days after the date of that Invoice B, Contractor will have the right to set-off the undisputed amount against the next following transfer of funds to Client arising from net BSP transactions.

•	If no agreement is reached, as a result of good faith discussions, on the correct amount of any Invoice B within 25 days of its date, Client will pay to Contractor an amount which reflects their reasonable and good faith estimate of the correct amount of Invoice B no later than 30 days from its date.

•	The portion of Invoice B which is subject to dispute will be escalated for resolution in accordance with the escalation procedure set out in Part C of this Schedule 12 (the “Escalation Procedure”).

•	When any disputed amount is finally agreed a credit note or additional invoice (whichever is applicable) will be issued, and Client will settle the previous month’s

* CONFIDENTIAL TREATMENT REQUESTED

charges by addition or deduction from their next following monthly settlement in accordance with the timescales in this Part Al of Schedule 12.

•	There will be a final reconciliation made in respect of outstanding service charges and other sums within 10 Business Days of the expiry or termination of the Agreement and the parties will settle their indebtedness to each other (if any) within 10 Business Days of the reconciliation being made. Any disputes regarding the reconciliation will be resolved following the Escalation Procedure.

A.2	Implementation fee

•	An implementation fee, supported by a breakdown of costs, of * will be invoiced to Client on the date of signature of the Agreement. The invoice will be paid within * Business Days of receipt.

A.3	CoRRe development costs

•	CoRRe development costs will be Invoiced to Client in accordance with agreed contract rates ( * per day) on a monthly basis (utilizing Invoice B) from the date appearing at the head of the Agreement. The first such Invoice will include charges for * days development work carried out up to and including that date. Client agrees to pay these charges if it approves them and Client agrees that such approval will not be unreasonably withheld.

•	All CoRRe development work for which Client is to be charged must be approved by Client prior to work commencing. Contractor shall seek such approval on behalf of Client from the Client Designated Employee in respect of CoRRe development work, which approval will not be unreasonably withheld or delayed.

A.4	Client-requested purchases

•	All purchases of any sort (including hardware and software) made by Contractor upon prior written request of Client will be invoiced to the Client at cost (attaching a copy of the supplier’s receipt) and all such invoices shall be payable by Client within * days of receipt.

A.5	Application fees for Client IATA sub-licence

•	Client will be invoiced for all costs associated with the application for an IATA sub- licence as undertaken by Hogg Robinson and the use of Hogg Robinson’s ATOL licence, both in accordance with the Tripartite Agreement, as soon as practicable after any such costs having been incurred.

•	Such invoice(s) will be payable within * days of the invoice date.

* CONFIDENTIAL TREATMENT REQUESTED

•	Contractor will invoice Client for all outbound telephony charges (including line rentals) relating to all or any part of the Service (including the calls referred to in paragraph 21 of Schedule 2, Part A), at cost, upon receipt of an invoice from the service provider.

•	All such invoices will be payable within * days of the invoice date.

A.7	Merchant of Record Fees

•	Any costs associated with Contractor acting as merchant of record (other than the charges referred to in B2 of Part B of this Schedule 12) will be invoiced to Client at cost. Such invoices will be payable within * days of the invoice date.

A.8	Disputes

•	In the event that there is any dispute regarding any sum(s) to be charged under this Agreement, it will be escalated in accordance with the Escalation Procedure.

* CONFIDENTIAL TREATMENT REQUESTED

PART B: BSP-Related Reconciliations & Transfers

B.1	Client designated bank account

•	Contractor will procure that Hogg Robinson maintain a Client designated, interest-bearing bank account into which all receipts from card companies will be deposited, and from which payments to BSP will be debited (the “Client Account”).

•	The Client Account will be used exclusively for Client-related monies.

•	Any charges relating to the Client Account will be deducted from the sums to be paid out of it to Client.

B.2	Summary of bank account movements

•	Contractor will produce, no later than the last Friday of each month, a reconciliation statement of all movements on the Client Account – up to the 17th of the month in question (being the BSP settlement date).

•	Such statement will include a copy of all relevant supporting information received from card companies, BSP and the bank.

•	Where card charges are deducted by card companies from amounts receivable from individual card transactions, or are charged as a separate amount by such card companies, Contractor will pay over the net amount received to Client (together with a copy of the statement from the card company).

•	On or before the last Friday of each month Contractor will transfer to a bank account nominated by Client the net balance following payment to BSP (as indicated by the above reconciliation statement) from the Client Account.

PART C: Escalation Procedure

•	In relation to any particular Invoice B the Escalation Procedure shall only apply to disputed amounts in excess of * for any single Invoice B. For disputed amounts of less than * the parties agree to accept an adjustment to the relevant invoice of * of the disputed amount – this “de minimis” procedure will not be applied to any invoices other than Invoice Bs.

•	In the event that the correct amount of any invoice cannot be agreed between the parties within 21 days of the invoice date, this Escalation Procedure will automatically be invoked.

•	The Escalation Procedure shall involve at all times reasonable and good faith behaviour on the part of each party’s representatives and, in the first instance, a meeting between both persons named at point 3 of Part 2 of Schedule 7. If they can not reach agreement the matter shall be escalated per that same Part 2 and, if no agreement is reached by the persons named at point 5 of Part 2, the dispute shall be submitted to an independent firm of accountants chosen from the following parties:- KPMG; Price Waterhouse Coopers; Ernst & Young and Deloitte Touche and mutually agreed by the parties (or by the President of the Law Society in the absence of agreement). The findings of the said firm will, in the absence of manifest error, be binding upon the parties and reflected in the next Invoice to be issued.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 13

TIER 1 & TIER 2 AIRLINES

Expedia Loading Document

Carrier	* Expedia Nett HR Loaded Prepared for * Comments

Tier 1

British Airways	*	01/08/01

Virgin	*	01/08/01

British Midland	*	01/08/01

Lufthansa	*	01/08/01

KLM	*	01/08/01	*

Continental	*	01/08/01

American	*	01/08/01

Air France	*	01/08/01

United Airlines	*	01/08/01

Air Canada	*	01/08/01

QG (SR/SN etc.	*		*

Delta	*	01/08/01

Iberia	*

SAS	*	01/08/01

Alitalia	*	14/08/01

US Air	*	14/08/01

Aer Lingus	*	01/08/01

* CONFIDENTIAL TREATMENT REQUESTED

Qantas	*		Approx 15/09/01

British European	*

Cathy Pacific	*	01/08/01

South African	*

Singapore Airlines	*

Emirates	*	01/08/01

Air New Zealand	*	01/08/01

Czech Airlines	*		*

Tier 2

Air Portugal	*

Northwest	*	01/08/01	See *

TWA	*

Icelandair

Olympic	*

Canadian		01/08/01	Combined with *

Malaysia Airlines	*

Austrian Airlines	*

Cyprus Airways

Turkish Airlines	*

Crossair			*

Kenya Airways	*	01/08/01	Combined with *

Japan Airways	*

LOT	*		Combined with *

Air Malta

Thai	*

Finnair		01/08/01

Varig

* CONFIDENTIAL TREATMENT REQUESTED

Korean Air	*

Maersk Air		01/08/01	Combined with *

Air India	*

Lauda Air

Royal Brunei Airlines	*

VLM

Egyptair

EVA Airways

Tarom

MEA

Air Lanka	*

Ethiopian Airlines

Kuwait Airways

Air Mauritus	*

3WIA

Quatar	*

All Nipon

Royal Jordanian

Air Zimbabwe

Aerolines Argentinas	*

Garuda

Avianca

Air Gabon

Air Namibia

Air China

China Airlines

Lan Chile

Srilankan Airlines

* CONFIDENTIAL TREATMENT REQUESTED

China Eastern

Air Seychelles

Martinair	Combined with *

Royal Air Marok

Croatia Air

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 14

MIS HAND OFF FILE FOR EXPEDIA

The following table is a definition of the MIS information that will be passed from the Online Fulfilment Service (OFS) database. This information would be supplied on a monthly basis in electronic format.

The data would be formatted as a     *     file.

Description	Size	Type	Narrative

Expedia Itinerary Id	*	*	*

Travel User Id	*	*	*

Locator	*	*	*

Transaction Date	*	*

Travellers Title	*	*

Travellers First Name	*	*

Travellers Surname	*	*

Ticketing Carrier	*	*	*

Ticket Number	*	*	*

Ticket Type	*	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Handling Code	*	*	*

Private Fare Indicator	*	*	*

Passenger Type	*	*	*

Currency Code	*	*	*

Sale or Refund	*	*	*

Ticket Sales Value	*	*	*

Commission or Mark-up	*	*	*

Net Fare (Including taxes)	*	*	*

Total Tax Value	*	*	*

Tour Code	*	*	*

Type of Payment	*	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Ticket Segment Data			*

Coupon Number	*	*

Airline Code	*	*	*

Flight Number	*	*	*

Flight Class	*	*

Departure City Code	*	*	*

Departure Date	*	*

Departure Time	*	*

Arrival City Code	*	*	*

Arrival Time	*	*

Prepared 13/Sep/01

Version 1.0

RHP.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 15

TRIPARTITE AGREEMENT

[HRT HEADED NOTEPAPER]

September 2001

To:

Expedia Inc

10 Great Pulteney Street,

London

W1R 3DG; and

e-TRX Limited

Sutherland House,

Russell Way,

Crawley,

West Sussex,

RH10 1UH.

Dear Sirs

Agreement for Services

We are writing with reference to the agreement for services entered into on [    ] September 2001 (the “Services Agreement”) between Expedia Inc (“Expedia”) and e-TRX Limited (“eTRX”).

The purpose of this letter of agreement (the “Agreement”) is to set out the terms upon which Hogg Robinson (Travel) Limited (“HRT”) will provide Expedia with the use of an IATA sub-number and HRT’s ATOL number as requested by eTRX for use in relation to the services to be provided under the terms of the Services Agreement (the “Services”).

In consideration of the sum of One Pound Sterling (£1) paid to each party hereto by each of the other parties hereto, receipt of which is hereby acknowledged by all of the parties, HRT, eTRX and Expedia now agree as follows:

1.	Capitalised words used in the following provisions of this Agreement will bear the same meanings as are given to them in the Services Agreement unless expressly stated otherwise.

2.	HRT hereby confirms that: (a) it has obtained a sub-number under its existing IATA registration, being * registered against Pegasus House, 17 Burleys Way, Leicester, LE1 3BH (the “Sub-Number”); and (b) it will continue to allow bookings and reservations made on the Web Site to be made using the Sub-Number (in accordance with the terms of the Services Agreement) unless and until either: (i) Expedia obtains its own IATA number (if the Services Agreement is still in force); or (ii) the later of the expiry of the Services Agreement or completion Handover in accordance with its terms.

3.	HRT hereby confirms that it will continue to allow bookings and reservations made on the Web Site to be made under HRT’s ATOL number (the “ATOL Number”) in accordance with the terms of the Services Agreement unless and until either: (i) Expedia obtains its own ATOL number (if the Services Agreement is still in force); or (ii) the later of the expiry of the Services Agreement or completion Handover in accordance with its terms.

4.	If the level of HRT’s ATOL bonding is increased at any time(s) and such increase(s) would not have occurred but for the provision of the Services by reference to the ATOL Number to Expedia by HRT, Expedia agrees to pay the amount(s) of the said increase(s) to HRT promptly on demand and/or (as the case may be) procure bonding or other financial security to the satisfaction of the CAA. HRT will provide Expedia with reasonable evidence of the said increase(s).

5.	HRT hereby appoints Expedia as its authorized agent for sales of flights to be fulfilled through the Services and hereby grants Expedia a non-exclusive, non-transferable, royalty-free licence to utilize the HRT name to the extent reasonably necessary for Expedia to act in that capacity, provided always that Expedia shall notify HRT in advance of any proposed uses by it of the HRT name for HRT’s prior written approval, which will not be unreasonably withheld, qualified or delayed. The licence granted in this paragraph will be co-terminous with this Agreement and, save as expressly set out in this paragraph 5, Expedia shall have no rights in or to the HRT name.

6.	HRT will use reasonable efforts to assist Expedia in any communication with or representation to any regulatory body with respect to the Trading Record and shall not represent that the Trading Record is in respect of any activity other than the Web Site.

7.	Expedia will not at any time do nor permit to be done anything which may compromise or otherwise adversely affect HRT’s IATA number and/or its ATOL licence.

* CONFIDENTIAL TREATMENT REQUESTED

8.	Expedia confirms and agrees that the Sub-Number and the ATOL Number will only be used in the context of the Services and not in relation to any other services supplied by, to or for Expedia.

9.	Subject to paragraphs 10 and 11, Expedia will indemnify and hold both HRT and eTRX harmless from and against any and all liabilities, taxes, damages, losses, claims, suits, actions, judgments, costs and expenses (including reasonable legal fees) which either/both of them may suffer as a result of: (a) an airline: (i) making or offering to make any arrangement or composition with or for the benefit of its creditors; or (ii) ceasing to carry on business or suspending all or substantially all of its operations or suspending payment of its debts or being or becoming unable to pay its debts; or (iii) having a petition or resolution for the making of an administration order; or the winding up dissolution of it (other than for the purposes of solvent reconstruction or amalgamation) presented or passed, or (iv) having a liquidator, receiver, administrator, administrative receiver or encumbrancer take possession of or appointed over the whole or any part of its assets; and, in any of the aforementioned eventualities, any claim(s) is/are brought against, or liabilities otherwise incurred by, HRT (as the holder of the Sub-Number) or eTRX (as the provider of the Services); and (b) any breach by Expedia of any provision(s) of paragraph 4 and/or paragraph 7 and/or paragraph 8.

10.	Expedia will indemnify and hold both HRT and eTRX harmless in accordance with paragraph 9(a) provided: (i) HRT and/or eTRX as the indemnified party notifies Expedia of any such claim within 7 days after receipt of notice of such a claim, (ii) following receipt of such notice Expedia may conduct negotiations with the party presenting the claim or may intervene in any suit or action. Whether or not the Expedia intervenes, Expedia will be entitled at any stage of the proceedings to assume or control the defence; (iii) HRT and/or eTRX as the indemnified party will promptly furnish to Expedia all data, records and assistance within the HRT and/or eTRX as the indemnified party’s control which are material to any such claim; and (iv) Expedia shall not be liable for any settlement of any such claim or suit entered into by the HRT and/or eTRX without the prior written consent of Expedia. The provisions of this paragraph 10 shall not apply to paragraph 9(b).

11.	All parties shall accept liability for death or personal injury resulting from their respective negligence or the negligence of their respective employees or agents and nothing in this paragraph 11 shall serve to limit the liability of a party for any fraudulent misrepresentation it makes to either/both of the other parties. Except as stated in this paragraph 11, in no event shall Expedia be liable to HRT or eTRX for any indirect, incidental, special, exemplary or consequential damages, (including indirect loss made up of loss of profits, revenue, business interruption or the cost of substituted facilities, equipment or services) whether or not Expedia has been advised of the possibility of such damages, and whether any claim for recovery is based on theories of contract, negligence or other tort. Except only as stated in this paragraph 11, in no event shall Expedia’s aggregate liability to HRT or eTRX, and any other third party in connection with this Agreement, exceed the greater of: (i) One Million, Five Hundred Thousand Pounds sterling (£1,500,000); or (ii) an amount equivalent to the amount invoiced to Expedia in respect of the Services Agreement for the six (6) month period immediately preceding the event or series of events giving rise to a claim; or (iii) an amount equivalent to six times the amount invoiced to Expedia in the month immediately preceding such event or series of events. Expedia’s liability in respect of paragraph 7 shall not be limited.

12.	The rights and obligations to be respectively granted and performed under this Agreement, and this Agreement as a whole, are strictly subject to any and all relevant IATA and ATOL regulations in force from time to time.

13.	HRT shall make available and allow Expedia and Client Customers to take advantage of HRT’s negotiated air fares agreed with air travel suppliers to the extent permitted by HRT’s relevant contracts with each such supplier

14.	This Agreement will (subject to paragraphs 2 and 3) continue in full force and effect unless and until the termination/expiry of the Services Agreement; or the completion of any Handover (if later); or as contemplated by Schedule 10 of the Services Agreement. The provisions of paragraph 9 will continue in full force and effect notwithstanding termination/expiry of this Agreement. Upon termination of this Agreement Expedia shall, save as contemplated by Clause 2.17 and/or Schedule 10 of the Services Agreement (as the case may be), cease (and procure the cessation of) all use of the Sub-Number and ATOL Number and the HRT name by it and its Group members (and all of their respective employees, representatives, sub-contractors and agents) both in relation to the Web Site and otherwise.

Please sign and date this Agreement in the spaces provided below to confirm your acceptance and agreement to be bound by its terms.

Yours faithfully

For and on behalf of

Hogg Robinson (Travel) Limite

Dated:                      2001

Read and agreed:

For and on behalf of	For and on behalf of

Expedia Inc	e-TRX Limited

Dated 2001	Dated: 2001

SCHEDULE 16

CURRENTLY ENVISAGED VOLUME OF SERVICES

•	* Transactions in year 1 ( * being on-line and * being off-line).

•	* growth from year 1 on a compound basis year on year during years 2 and 3 of the Initial Term with volumes in year 4 of the Initial Term (if applicable) being * level as for year 3.

•	* Tier 1 airlines to be loaded by the net fare product launch (i.e. “Phase 2” as detailed in the Project Implementation Plan), and Tier 2 airlines to be loaded following that launch in an order and time frame to be mutually agreed.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 17

CONTRACTOR INSURANCE

PNR FORMAT

Following is a collection of Expedia UK PNR features. In case of questions please e-mail Udo Gaag at     *    @Expedia.com.

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
Passenger Name Fields	*	UK supporting *	Name formats are ok but note the infant format is; *	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
*
Air Itinerary	*		Tested OK

Hotel Itinerary	*		Not fully tested

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
	*			*

Car Itinerary	*		Not fully tested

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
	*			*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/Comments	TRX Europe Comment	Description

Phone Fields	For Flights, Cars, Hotels:		Format is OK
	*		*	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/Comments	TRX Europe Comment	Description

*

Ticketing Field	Non-ticketed Fare: * Completely Ticketed Fare: * Hotel: * Car: *		Not tested yet	*

Accounting Code	A- *	Used only for flights.	*	*

Client _ling Remarks	*	*		*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/Comments	TRX Europe Comment	Description
Remarks		signature required.	line 2 is;	*
*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/Comments	TRX Europe Comment	Description
*
Client Delivery Address Remarks	*	Only stored in flight and packages itineraries. Please note that there can also be only * address lines in the PNR if the customer does not use the 2nd street field.	UK, if * lines are entered; *	The * line contains the address as formatted for UK: *

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
*
Third Party Ticket			UK, appears if traveller name is different from credit card name	*
Fare Quote		Expedia will do a *	OK	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/Comments	TRX Europe Comment	Description
*
Ticket Record		Expedia will do a * to create the pricing shell into	Not fully tested	Information used in ticketing the fare. To see ticket record index: info *

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
*
Credit Card Auth.	*		OK	*
Form Of Payment Details	*	For PUBLISHED fares, the credit card will be stored in the * remark field. Example: *	UK, the following appears; FOP * *	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
Special Requests	*		OK	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
	*			*

Seat Request Remark			OK	*

Email address Remark			OK	*

Itinerary ID Remark			Where does * come from? *	*

Booking info. Remark			OK	*

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
*

Courrier Fee entry	*		OK but where does the * come from?

Service Fee Remark	*		OK no service fees

E-packages Remark	*		Used by *

Fulfillment Remark	*		Not fully tested

Delivery Remark	*		Not fully tested yet

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/ Comments	TRX Europe Comment	Description
Remark	*			*

Private fare info. Remark			OK

* CONFIDENTIAL TREATMENT REQUESTED

Field Name	UK Format	Questions/Comments	TRX Europe Comment	Description
	*			*

* CONFIDENTIAL TREATMENT REQUESTED

Questions and answers on PNR format:

1.	On all Private fare PNR’s we noticed that the TAW lines come over as * We also noticed that it appears that the booking engine puts in a complete TAW line and then changes it to * What is the reason behind that and is it always going to be that way?

We insert TAW ticketing line during construction of the PNR.     *

2.	On Private fares * there were multiple Gross and Net remarks regarding fares. We also noticed a discrepancy between the net remark fares. Any reason why?

When a customer reserves a Net Fare     *

3.	On all Private fare PNR’s we noticed that the FOP field comes across as * and the second field lists the * number. According to your “UK PNR Formatting document” you specify that the FOP will be in a 5.Z remark. None of the test PNR’s have the FOP in a 5.Z.

As mentioned in the documentation,    *     in the FOP field appears in all Private flight itineraries, and signals that the fare is an    *     fare.    *     The credit card info follows in the next line as in the following example:

    *

            2.                                                      /CC    *    /EXP-12/02

4.	On both PNR’s that were delivery type courier * we noticed that the delivery type came over as * and according to your document it should have come over as *

We write a string of characters in the field that you listed correctly. Example:     *     This character string can be interpreted using the following codes from our program:

Part 4
* CONFIDENTIAL TREATMENT REQUESTED

From PNR Requirements from (originally) WTP Delivery Type:

Pos.	Code	Means

1	*	overnight

	*	US/UK MAIL, used alone

	*	QuickTix

	*	Courier

	*	ETKT

	*	Wait for customer to call agent

2	*	1 day (with X only)

	*	2 day (with X only)

	*	Airport (with Q only)

	*	Address in CD remark field (Q or C only)

3	*	Priority (X, 1 day only)

	*	Standard (X, 1 or 2 day)

	*	SAT Saturday delivery X, Q, C

	*	NSR No signature rqd X, Q, C

	*	U At user’s expense (with X only)

**** Any open position must fill with     *

The example of     *     means Overnight delivery –     *     – Standard.

Please note that these are the settings that are possible, and should be covered by the back end processing, but not all are necessarily enabled in the product. As far as delivery services in the UK goes, we presently only offer the one courier option which is next day delivery. All other tickets will be sent by first class mail.

Part 4	- 42 -
* CONFIDENTIAL TREATMENT REQUESTED

5)	Does the booking engine verify that the carrier in the TAW line is a valid BSP carrier?

For Published Fares: During the Reserve- and Purchase path Expedia     *

6)	Line number * in the Delivery field specifies Town, will there be a place that specifies country?

Even though we collect the country information,     *

Part 4	- 43 -
* CONFIDENTIAL TREATMENT REQUESTED

ANNEX A

PROJECT IMPLEMENTATION PLAN

Commencement Date - 20th October - Phase 1

•	Client will cut over the live Web Site at 10 pm on 19th October (UK time)

•	Operations Centre staff will begin servicing published fares from 9am on Saturday 20th October.

•	Reporting will be limited to Flash reporting in accordance with Schedule 8.

Phase 2 (Net Fares)

•	Client will cut over the live * server at midnight on 10th November.

•	Net fare servicing will commence at 9am on Sunday 11th November. This uses the following live for the first time;

•	*

•	*

•	CoRRe routines processing net fares

•	HR card merchant agreements

Other Points

•	MIS (Schedule 14) will be available for October (published fares only) on 20th November.

•	Reporting (Schedule 8) other than Flash reporting will be available from 20th December.

Part 4	- 44 -
* CONFIDENTIAL TREATMENT REQUESTED

ANNEX B

RELEVANT SECTIONS OF OPERATIONS MANUAL

4.6	Handling Technical Enquiries to the user

In the event of customers unable to access the Expedia web site, it is expected that TRX agents take the following steps prior to raising an error log:

Establish that the Expedia live site is available by clicking on ‘Internet Explorer’ on the desktop and entering www.expedia.co.uk in the address field. Ensure that the live site is checked as opposed to the admin site.

Once connected to the live expedia.co.uk site, endeavor to replicate the customer problem.

If the expedia.co.uk site is live, and the problem may not be replicated, then identify whether the error could be due to 1) browser error 2) ISP error or 3) server error by the methods detailed below.

4.6.1	Browser errors

•	Ascertain whether the customer browser is an Expedia supported browser.

This is possible by requesting the customer take the following steps

1. Launch Browser

2. Select ‘help’ from the drop down menu within the browser

3. Select ‘about . . . . . . (browser name)’

The browser version that the customer is using will be detailed within the about text.

Expedia support the following browser versions

Netscape version 4 and above

Internet Explorer version 4 and above

•	If it transpires that the customer browser differs from the Expedia supported versions, advise the customer that Expedia does not support their type of browser and suggest to them that they should visit the web sites of the two browser companies mentioned above to update their version currently held. If the customer is unable to do this or is unsuccessful in updating their browser version and they are already a registered user, you could continue the sale off-line using the administration tools.

Part 4	- 45 -

4.6.2	Proxy Server errors

•	Companies generally only use proxy servers therefore if the customer is a home user, move to 4.6.3 Internet Service Provider (ISP) errors

Proxy server error usually show ‘user error or password error’ commands. If this is the case, advise the customer that we believe that this to be a local network issue and needs to be solved locally.

•	If you have you have identified that this is a proxy server error and the customer is registered user, you continue the sale on their behalf off-line using the administration tools

4.6.3	Internet Service Provider (ISP) errors

•	Ask customer if they are able to access other web sites to ascertain if there is an ISP problem.

•	If the customer can access other sites, and are still unable to access Expedia.co.uk, raise an error log via the procedure defined in appendix A.

•	If the browser is one that Expedia supports, and there is no proxy server error and you have established that the website is live, than suggest to the caller that the error is most likely to be an ISP issue. The caller should therefore contact their local ISP. In the meantime if the customer is a registered user we may continue the sale of their behalf off-line using the administration tools.

4.6.4	When TRX cannot connect to the Expedia site.

•	If you are able to log on under a different user, contact the TRX on-site technical support person to re-set you userID or browser settings

•	If all users are unable to connect to the site, this is likely to be an ISP problem.

•	Escalate the issue to the errorlog group who will contact Expedia’s Internet Service Provides support line. (Expedia to advise number)

Part 4	- 46 -

15.5.1	Transferring calls to Travelscape

Expedia Special Rate Hotels are hotels offered from their own exclusive merchant inventory. The hotels are booked through Travelscape in Las Vegas which is a wholly owned subsidiary of Expedia Inc. Travelscape manage the room inventory and the pricing from an allocation give to them by each of the individual properties. All fulfillment including the customer calls     *     reservations unit. All reservations are     *

15.5.2	When to transfer callers to Las Vegas

•	*

•	*

•	*

•	*

•	*

•	*

15.5.3	How to transfer

Internally – dial x from your phone

Externally – 001 702 939    *

15.5.4	Contacts

Customer Service Issues

Email:     *    @travelscape.com

Supplier issues

Email:     *    @travelscape.com

15.5.5	Logging calls

There is no requirement to log, document or follow up any customer service calls transferred through to Travelscape.

Part 4	- 47 -
* CONFIDENTIAL TREATMENT REQUESTED

15.5.6	Transferring the Customer

If the customer calls regarding a hotel reservation you recognize as an     *    , tell them that you must transfer them to our     *     department, and transfer them to:

0800 169 8541 (internal ext to be provided)

15.5.7	Hotel Cancellation

If the reservation is for a NON     *    .

•	Instruct the customer to go on-line and cancel the hotel reservation. Assist with navigation as appropriate.

•	If the customer cannot go on-line (away from computer, etc.), use the * function of the * to cancel the reservation, explaining any cancellation penalties to the customer while doing so.

(do we require this is writing)

If the reservation is for an     *    ,

•	Tell the customer that you must transfer them to the * department, and transfer them to:

0800 169     *     (ext to be provided)

Part 4	- 48 -
* CONFIDENTIAL TREATMENT REQUESTED

6.	Booking Regulations

The following chart, shows a snapshop of the Expedia product offerings and the vehicles through which they are booked. Do not use this chart as a stand alone procedure – you must always follow the Expedia Off-line booking process before you proceed with any new booking.

Parameters	AIR	Expedia Special Rate (ESR) Hotels	Worldspan Hotels	Pegasus Hotels	Holiday Autos Cars	Worldspan Cars
Out of * days of departure	Admin tools	Admin Tools	Admin Tools	Admin Tools	Admin Tools	Admin tools

Within * days of departure	Worldspan	Admin Tools	Admin Tools	Admin Tools	Admin Tools	Admin Tools

Viewable through Worldspan	*	*	*	*	*	*

6.1	The Off-line Booking Process

The Expedia objective is to encourage customers to book on-line where possible.

If the customer is unable or unwilling to make the reservation on-line and is a registered user, then it is the Fulfillment company’s responsibility to make the booking on their behalf. The agent will complete the booking by emulating the user account within the Expedia Admin Tools.

The first name of passenger(s) must not be an initial!

Agents should not under any circumstances create reservations using any other mechanism other than the Expedia admin tools with the exception of 6.1.3     Off-line bookings created within the GDS, even if this means loosing the booking. The agent cannot accept bookings from non-registered users.

Part 4	- 49 -
* CONFIDENTIAL TREATMENT REQUESTED

6.1.1	Definition of off-line

Bookings created by agents, through the Expedia administration tool on behalf of registered users using the customer’s registered account.

6.1.2	Process to check that a user is registered:

Access the Expedia admin URL    *     select the Admin tools option within either the flight, car or hotel wizard. Once inside the Admin

Tools menu select ‘search for user’ option. The customer’s account can now be accessed by entering one of the follow:

•	Customer’s email address

•	Customers name

•	Customer Member ID.

Once you have gained access to the user’s account select the arranged travel option from the admin menu. You will now be able to complete the purchase on behalf of the user.

Prior to making any off-line booking, it is imperative that you ask the caller for their email address, name and MemberID for security reasons – DO NOT volunteer this information. If the customer has forgotten their Member ID, ask them to sign-on to the Expedia web site, click on >‘Forgot your password? Click here<, then onto >Please send me my password and memberID<. They will immediately receive an email detailing both password and memberID.

If a customer questions this process, advise them that these procedures must be followed for security reasons.

Part 4	- 50 -
* CONFIDENTIAL TREATMENT REQUESTED

6.1.3	Off-line bookings created within the GDS

Air

Air bookings may ONLY be made in the GDS in extreme circumstances, as follows:

•	*

•	*

If the customer is a registered user but has not purchased with Expedia, then the agent may     *

If the customer has not previously purchased from the Expedia web site then please advise the customer of the following:

‘Expedia systems do not allow for reservations to be made within 3 days of departure.’

Car/Hotel

Under no circumstances should car and hotel reservations be made through the GDS! It is the responsibility of the agent that all these bookings should be created through the Expedia admin tools

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4.8	Handling Vendor Cancellations & Schedule Changes

CoRRe will manage all schedule changes and the customer will be notified of the change by a CoRRe generated email. The email will detail the schedule change and also refer the customer back to their booking within the “My Itineraries” section of the web site.

The following exceptions will be driven to a separate schedule change queue, which must be checked on an on-going basis. Each schedule change on this exception list requires a phone call made to the passenger plus a supporting email sent to confirm changes.

•	All Bookings with segments cancelled by the vendor

•	All bookings within * of departure

•	All bookings where the scheduled departure time has changed by more than * minutes earlier than the last advised scheduled departure time.

•	All bookings where the scheduled arrival time has changed and there is an onward transfer/flight booked for the same day.

•	All bookings where the scheduled arrival time has changed by more than * minutes later than the last scheduled arrival time.

•	Flight Number changes

•	Involuntary re-route changes

In the event that CoRRe is unable to pick up terminal changes, where an airline advises us of a terminal change, TRX will complete a queue roll in the GDS to obtain all affected booking and advise the passengers accordingly.

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Which queues will these bookings fall? (Herman)

It will be the responsibility of XXXXXXXXXXX to XXXXXXX

4.9	Handling Complaints

4.9.1	Customer Complaints by Phone

If the complaint can be dealt with adequately over the phone then resolve as required. Where the customer has an issue with regard to an aspect pertaining to service or product which requires further investigation, please ask them to put the complaint in writing – either email (travel@expedia.support. co.uk) using the customer feedback form on the Expedia web site, fax (number tba) or white mail (fao The Operations Manager).

    *

Never give out Expedia personnel telephone numbers or email addresses.

Enter in the     *     field of the Worldspan PNR:

1.	*

2.	*

3.	*

4.	*

5.	*

4.9.2	Customer Complaints by Email/Fax/White Mail

•	Fax and White Mail will be date stamped upon receipt.

•	All Email, Fax and White Mail communication should be centrally logged – where ????

•	A * remark needs to be entered into the PNR detailing:

1.	*

2.	*

3.	*

4.	*

5.	*

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The following retention segment will keep the booking alive for     *     months:

•	An acknowledgement to the complaint should be sent to the customer within * hours of receipt by the media it was received.

•	The acknowledgement should refer directly to the issues raised and needs to indicate a timeframe for resolution.

•	Where the complaint refers to an individual within the office, escalate the complaint *

•	All complaints should be resolved within * hours where possible, of the first acknowledgement

•	Dependant upon the nature of the complaint, the action taken should be at the discretion of the * handling the complaint.

•	Update customer of status of complaint within (agreed time frame and as per review booking in PNR - tbc) and advise of any compensation accordingly.

4.9.3	TravelScape (Hotel) Complaints

If a customer has a complaint or wishes to feedback comments relating the services offered by the     *     hotels booked via TravelScape, forward the customer complaint or comment directly to TravelScape.

Email:     *    @travelscape.com

and copy in the expedia UK operations manager

or if the complaints arrives as a hard copy, fax to:

Fax Number: 001 425 607    *

Travelscape will follow up directly with the customer; there is no requirement for TRX to do this. There is no requirement for TRX to log these complaints either.

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4.9.4	Supplier Complaints/Feedback

Pre-travel

•	An acknowledgement to the complaint should be sent to the customer within * hours of receipt.

•	The acknowledgement should refer directly to the issues raised and should indicate a timeframe for resolution.

•	Identify supplier issue, document complaint forwarding to the relevant department.

•	Notify customer of actions taken, including advising of all correspondence with supplier.

•	Agree corrective action with the supplier and gain commitment for a timely resolution.

•	Feed response back to customer and confirm that they are satisfied with proposed outcome.

•	Diary due date of supplier response and chase on a daily basis if not received

•	Update customer of current status within an agreed timeframe

•	Confirm final outcome to client in writing.

Post-trip

•	Follow procedures as per above points and allow * for resolution.

•	Add a Review Booking entry into the PNR (Wspan entry, timescale and queue – tba ???)

The following retention segment will keep the booking alive for x months:     *

•	Diary due date of supplier response and if not received, chase on a weekly basis thereafter.

•	Update customer of current status within an agreed timeframe

•	Confirm final outcome to client in writing.

4.9.5	Expedia Product Complaints

For Expedia product and Web site issues, refer to the error log process – see appendix C.

4.9.6	Complaints from Vendors or Suppliers

If a vendor/supplier (airline, car rental company, hotelier, etc.) calls about an Expedia customer issue, assist as appropriate. If they are calling in regards to an issue with their relationship with Expedia (missing reports, they have a question about the way their information is presented on our site, etc.), refer them to the Expedia Supplier Relations Manager.

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4.9.7	Compensation Payments

It is only at the discretion and authority of the     *     that any compensation payments may be made to the customer. The agent must not discuss compensation payments with the customer prior without the authority of the     *    .

Advise that any compensation payments could take up to three credit card billing cycles.

This will be agreed and managed as per-.5. The Write Off Process

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5.	The Write Off Process

5.1	Expedia Write-off process

Compensation payments made to the customer due to direct action taken by Expedia     *

All Writes-offs need to be authorised prior to any staff member agreeing a compensation claim with a client. All authorisations must be written and no correspondence will be had with the customer until the authorisation form is complete – see appendix A.

Write-offs can only be authorised by the     *     on behalf of Expedia.

Any incident that involves a potential Write-off should be investigated thoroughly to reduce or avoid Expedia liability. All suppliers where possible should be contacted to help assist in reducing the Write-off by either waiving booking conditions or contributing to the cost.

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All Write-offs should be logged and the following information should be entered.

•	Date complaint received

•	Nature of Write-off

•	Action taken

•	TRX Liability, if applicable

•	Expedia Liability

•	Date passed to accounts

All Write-offs should be reviewed by the     *     to ensure current procedures are sufficient.

5.2	TRX Write-off Process

All TRX Write-offs need to be managed by the     *     and     *    . This information should be logged centrally. The     *     has the right to view this information at any given time.

When considering the Write-off value which is at the discretion of the     *     the objective is to retain the customer, therefore factors to take into account should be:

•	*

•	*

•	*

•	*

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8.	The Expedia Product Release Process

Expedia will advise TRX at least     *     working days prior to any changes within the release cycle.

Expedia will notify TRX of any changes which will have an impact upon the web site PNR structure and new product lines.

Expedia will be responsible for allowing TRX access to the test server prior to the release which will enable TRX to undertake the relevant training required.

During the test phase, agents should test: (require more specifics (Herman) – to be added)

•	PNR Structure

•	Effects to CoRRe back office

Based on Expedia advising TRX by the given timeframe and also the availability of the TRX trainer, TRX will be responsible for:

•	Testing the viability of the product/service release and providing relevant feedback to the Expedia UK Operation Manager which could result in modification of the new release

•	Updating the training manual upon sign-off of the new product/service release

•	Training and/or onward communication to the TRX staff of the new release

Expedia recognize and will thus take into account, that any training/staff communication required relating to new system releases, may impact the service level agreement.

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